Exhibit 99.2
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Targa Resources Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of changes in owners’ equity and of cash flows present fairly, in all material respects, the financial position of Targa Resources Corp. (formerly Targa Resources Investments Inc.) and its subsidiaries (the “Company”) at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.

As discussed in Note 23 to the consolidated financial statements, the 2009, 2008 and 2007 consolidated financial statements of the Company have been restated to correct errors.

/s/  PricewaterhouseCoopers LLP

Houston, Texas

March 5, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to inclusion of segment information discussed in Note 19, correction of errors discussed in Note 23 and inclusion of net income per share data discussed in Note 3, as to which the date is September 8, 2010, change in company name discussed in Note 1, as to which the date is November 16, 2010, and effects of the reverse stock split discussed in Note 24, as to which the date is December 16, 2010

TARGA RESOURCES CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(Restated See Note 23)
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$252.4	$362.8
Trade receivables, net of allowances of $8.0 million and $9.4 million	404.3	303.9
Inventory	39.4	68.5
Assets from risk management activities	32.9	112.3
Other current assets	16.0	9.6

Total current assets	745.0	857.1

Property, plant and equipment, at cost	3,193.3	3,093.3
Accumulated depreciation	(645.2)	(475.9)

Property, plant and equipment, net	2,548.1	2,617.4
Long-term assets from risk management activities	13.8	89.8
Other assets	60.6	77.5

Total assets	$3,367.5	$3,641.8

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$206.4	$153.8
Accrued liabilities	304.3	252.4
Current maturities of debt	12.5	12.5
Liabilities from risk management activities	29.2	11.7
Deferred income taxes	1.4	36.2

Total current liabilities	553.8	466.6

Long-term debt, less current maturities	1,593.5	1,976.5
Long-term liabilities from risk management activities	43.8	9.7
Deferred income taxes	50.0	26.8
Other long-term liabilities	63.1	49.6

Commitments and contingencies (see Note 15)

Convertible cumulative participating series B preferred stock ($0.001 par value; 10.0 million shares authorized, 6.4 million shares issued and outstanding at December 31, 2009 and 2008)	308.4	290.6
Owners’ equity:
Targa Resources Corp. stockholders’ equity:
Common stock ($0.001 par value, 90.0 million shares authorized, 3.9 million and 3.8 million issued and outstanding at December 31, 2009 and 2008)	—	—
Additional paid-in capital	194.0	214.2
Accumulated deficit	(85.8)	(115.1)
Accumulated other comprehensive income (loss)	(20.3)	36.1
Treasury stock, at cost	(0.5)	(0.5)

Total Targa Resources Corp. stockholders’ equity	87.4	134.7
Noncontrolling interest in subsidiaries	667.5	687.3

Total owners’ equity	754.9	822.0

Total liabilities and owners’ equity	$3,367.5	$3,641.8

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In millions, except per share amounts)

Revenues	$4,536.0	$7,998.9	$7,297.2
Costs and expenses:
Product purchases	3,791.1	7,218.5	6,525.5
Operating expenses	235.0	275.2	247.1
Depreciation and amortization expenses	170.3	160.9	148.1
General and administrative expenses	120.4	96.4	96.3
Other (see Note 20)	2.0	13.4	(0.1)

	4,318.8	7,764.4	7,016.9

Income from operations	217.2	234.5	280.3
Other income (expense):
Interest expense, net	(132.1)	(141.2)	(162.3)
Equity in earnings of unconsolidated investments	5.0	14.0	10.1
Gain (Loss) on debt repurchases (See Note 8)	(1.5)	25.6	—
Gain on early debt extinguishment (See Note 8)	9.7	3.6	—
Gain on insurance claims (see Note 11)	—	18.5	—
Gain (loss) on mark-to-market derivative instruments	0.3	(1.3)	—
Other income	1.2	—	—

Income before income taxes	99.8	153.7	128.1
Income tax expense:
Current	(1.6)	(1.3)	(0.2)
Deferred	(19.1)	(18.0)	(23.7)

	(20.7)	(19.3)	(23.9)

Net income	79.1	134.4	104.2
Less: Net income attributable to noncontrolling interest	49.8	97.1	48.1

Net income attributable to Targa Resources Corp.	29.3	37.3	56.1

Dividends on Series B preferred stock	(17.8)	(16.8)	(31.6)

Undistributed earnings attributable to preferred shareholders	(11.5)	(20.5)	(24.5)

Net income available to common shareholders	$0.0	$0.0	$0.0

Net income available per common share—basic and diluted	$0.00	$0.00	$0.00
Weighted average shares outstanding—basic and diluted	3.8	3.8	3.4
Pro forma net income per common share — basic, unaudited	$0.75
Pro forma net income per common share — diluted, unaudited	$0.74
Pro forma weighted average shares outstanding — basic, unaudited	39.2
Pro forma weighted average shares outstanding — diluted, unaudited	39.6

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2009	2008	2007
	(2009 and 2008
	restated, see
	Note 23)
	(In millions)

Net income attributable to Targa Resources Corp.	$29.3	$37.3	$56.1
Other comprehensive income (loss) attributable to Targa Resources Corp.:
Commodity hedging contracts:
Change in fair value	(49.6)	110.9	(146.0)
Reclassification adjustment for settled periods	(39.5)	40.4	(4.6)
Interest rate swaps:
Change in fair value	(7.2)	(5.0)	0.4
Reclassification adjustment for settled periods	8.8	0.7	(2.1)
Foreign currency translation adjustment	—	(1.8)	1.9
Related income taxes	31.1	(52.8)	58.6

Other comprehensive income (loss) attributable to Targa Resources Corp.	(56.4)	92.4	(91.8)

Comprehensive income (loss) attributable to Targa Resources Corp.	(27.1)	129.7	(35.7)

Net income attributable to noncontrolling interest	49.8	97.1	48.1
Other comprehensive income (loss) attributable to noncontrolling interest:
Commodity hedging contracts:
Change in fair value	(54.7)	95.5	(54.8)
Reclassification adjustment for settled periods	(30.2)	24.7	0.5
Interest rate swaps:
Change in fair value	(0.1)	(14.0)	(0.9)
Reclassification adjustment for settled periods	6.9	2.0	(0.1)

Other comprehensive income (loss) attributable to noncontrolling interest	(78.1)	108.2	(55.3)

Comprehensive income (loss) attributable to noncontrolling interest	(28.3)	205.3	(7.2)

Total comprehensive income (loss)	$(55.4)	$335.0	$(42.9)

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive	Treasury Stock		Noncontrolling
	Shares	Amount	Capital	Deficit	Income (Loss)	Shares	Amount	Interest	Total
	(In millions, except share amounts in thousands, restated, See Note 23)

Balance, December 31, 2006	3,002	$—	$—	$(208.5)	$35.5	—	$—	$101.5	$(71.5)
Issuance of non-vested common stock	584	—	(3.1)	—	—	—	—	—	(3.1)
Option exercises	67	—	0.1	—	—	—	—	—	0.1
Contributions	—	—	—	—	—	—	—	771.8	771.8
Impact from equity transactions of the Partnership	—	—	262.7	—	—	—	—	(262.7)	—
Distributions	—	—	—	—	—	—	—	(50.3)	(50.3)
Purchase of treasury shares	—	—	—	—	—	19	—	—	—
Dividends of Series B preferred stock	—	—	(31.6)	—	—	—	—	—	(31.6)
Amortization of equity awards	—	—	2.0	—	—	—	—	0.2	2.2
Tax benefit on vesting of common stock	—	—	0.3	—	—	—	—	—	0.3
Other comprehensive income	—	—	—	—	(91.8)	—	—	(55.3)	(147.1)
Deferred state taxes	—	—	—	—	—	—	—	(0.9)	(0.9)
Net income	—	—	—	56.1	—	—	—	48.1	104.2

Balance, December 31, 2007, as restated	3,653	$—	$230.4	$(152.4)	$(56.3)	19	$—	$552.4	$574.1
Option exercises	181	—	0.8	—	—	—	—	—	0.8
Forfeiture of non-vested common stock	(27)	—	—	—	—	—	—	—	—
Repurchases of common stock	—	—	—	—	—	70	(0.5)	—	(0.5)
Dividends of Series B preferred stock	—	—	(16.8)	—	—	—	—	—	(16.8)
Impact from equity transactions of the Partnership	—	—	(0.4)	—	—	—	—	0.4	—
VESCO Acquisition	—	—	—	—	—	—	—	41.9	41.9
Distribution of property	—	—	—	—	—	—	—	(14.8)	(14.8)
Contributions	—	—	—	—	—	—	—	0.3	0.3
Distributions	—	—	—	—	—	—	—	(98.5)	(98.5)
Amortization of equity awards	—	—	1.2	—	—	—	—	0.3	1.5
Tax expense on vesting of common stock	—	—	(1.0)	—	—	—	—	—	(1.0)
Other comprehensive income	—	—	—	—	92.4	—	—	108.2	200.6
Net income	—	—	—	37.3	—	—	—	97.1	134.4

Balance, December 31, 2008, as restated	3,807	$—	$214.2	$(115.1)	$36.1	89	$(0.5)	$687.3	$822.0
Option exercises	106	—	0.3	—	—	—	—	—	0.3
Forfeitures of non-vested common stock	(3)	—	—	—	—	—	—	—	—
Repurchases of common stock	—	—	—	—	—	9	—	—	—
Impact from equity transactions of the Partnership	—	—	(2.9)	—	—	—	—	2.9	—
Contributions	—	—	—	—	—	—	—	103.8	103.8
Distributions	—	—	—	—	—	—	—	(98.5)	(98.5)
Dividends of Series B preferred stock	—	—	(17.8)	—	—	—	—	—	(17.8)
Amortization of equity awards	—	—	0.4	—	—	—	—	0.3	0.7
Tax expense on vesting of common stock	—	—	(0.2)	—	—	—	—	—	(0.2)
Other comprehensive loss	—	—	—	—	(56.4)	—	—	(78.1)	(134.5)
Net income	—	—	—	29.3	—	—	—	49.8	79.1

Balance, December 31, 2009, as restated	3,910	$—	$194.0	$(85.8)	$(20.3)	98	$(0.5)	$667.5	$754.9

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In millions)

Cash flows from operating activities
Net income	$79.1	$134.4	$104.2
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	10.2	9.6	13.2
Paid-in-kind interest expense	25.9	38.2	19.3
Amortization in general and administrative expense	0.7	1.5	2.2
Depreciation and amortization expense	168.8	160.9	148.1
Accretion of asset retirement obligations	2.9	1.9	1.0
Deferred income tax expense	19.1	18.0	23.7
Equity in earnings of unconsolidated investments, net of distributions	—	(9.4)	(6.2)
Risk management activities	40.3	(64.5)	(39.0)
Loss (gain) on sale of assets	0.1	(5.9)	(0.1)
Loss (gain) on debt repurchases	1.5	(25.6)	—
Gain on early debt extinguishment	(9.7)	(3.6)	—
Gain on property damage insurance settlement (See Note 11)	—	(18.5)	—
Asset impairment charges	1.5	5.1	—
Repayments of interest of Holdco loan facility	(6.0)	(4.3)	—
Changes in operating assets and liabilities:
Accounts receivable and other assets	(140.1)	600.7	(336.0)
Inventory	19.3	72.8	(26.2)
Accounts payable and other liabilities	122.2	(520.6)	286.4

Net cash provided by operating activities	335.8	390.7	190.6

Cash flows from investing activities
Outlays for property, plant and equipment	(99.4)	(132.3)	(118.4)
Acquisitions, net of cash acquired	—	(124.9)	—
Proceeds from property insurance	38.8	48.3	24.9
Investment in unconsolidated affiliate	—	—	(4.6)
Other	1.3	2.2	2.2

Net cash used in investing activities	(59.3)	(206.7)	(95.9)

Cash flows from financing activities
Holdco loan facility:
Borrowings	—	—	450.0
Repurchases	(33.3)	(62.1)	—
Repayments of senior secured debt	(460.0)	(12.5)	(1,399.7)
Borrowings (repayments) under senior secured credit facility	(95.9)	95.9	—
Senior secured credit facility of the Partnership:
Borrowings	569.2	185.3	721.3
Repayments	(577.7)	(323.8)	(95.0)
Repurchases of senior notes of the Partnership	(18.9)	(26.8)	—
Proceeds from issuance of senior notes of the Partnership	237.4	250.0	—
Contribution of non-controlling interest	103.8	0.3	771.8
Distributions to noncontrolling interest	(98.5)	(98.5)	(50.3)
Issuance of common stock	0.3	0.8	0.1
Repurchases of common stock	—	(0.5)	—
Distributions to preferred shareholders	—	—	(445.1)
Costs incurred in connection with financing arrangements	(13.3)	(7.2)	(12.6)

Net cash provided by (used in) financing activities	(386.9)	0.9	(59.5)

Net change in cash and cash equivalents	(110.4)	184.9	35.2
Cash and cash equivalents, beginning of period	362.8	177.9	142.7

Cash and cash equivalents, end of period	$252.4	$362.8	$177.9

See notes to consolidated financial statements

TARGA RESOURCES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1—	Organization and Operations

Organization and Operations

Targa Resources Corp., formerly Targa Resources Investments Inc. (“TRC”), is a Delaware corporation formed on October 27, 2005. Unless the context requires otherwise, references to “we”, “us”, “our”, “Targa” or “the Company” are intended to mean our consolidated business and operations. Our only significant asset is our ownership of 100% of the outstanding capital stock of Targa Resources Investments Sub Inc., an intermediate holding company, whose sole asset is its ownership of 100% of the outstanding capital stock of TRI Resources Inc., formerly Targa Resources, Inc. (“TRI”). Our business operations consist of natural gas gathering and processing, and the fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids (“NGLs”).

Basis of Presentation

The accompanying financial statements and related notes present our consolidated financial position as of December 31, 2009 and 2008, and the results of our operations, comprehensive income, cash flows and changes in owners’ equity for the years ended December 31, 2009, 2008 and 2007.

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated.

At December 31, 2009, we owned approximately 33.9% of Targa Resources Partners LP (the “Partnership”), including our 2% general partner interest. Targa Resources GP LLC, the general partner of the Partnership, is wholly owned by us. The Partnership is consolidated within our financial statements under the presumption, as well as presence, of general partner control in accordance with GAAP.

Our consolidated balance sheets and statements of changes in owners’ equity have been restated. Additionally, our consolidated statements of comprehensive income (loss) for 2009 and 2008 have been restated. See Note 23.

In preparing the accompanying consolidated financial statements, we have reviewed, as determined necessary by us, events that have occurred after December 31, 2009, up until the issuance of the financial statements. See Notes 8, 10, 12, 15, 24 and 25.

Reverse Stock Split.

On December 10, 2010, we effected a 1 for 2.03 reverse stock split of our common stock and a proportional adjustment to the existing conversion ratio for the Convertible Cumulative Participating Series B Preferred Stock (“Series B”) upon the pricing of our common shares in connection with our qualified public offering. See Note 24. Accordingly, all common share and per common share amounts in our financial statements and notes thereto, have been retrospectively adjusted to account for the impact of this reverse stock split and adjustment of the Series B conversion ratio.

Note 2—	Out of Period Adjustments

During 2009, we recorded adjustments related to prior periods which decreased our income before income taxes for 2009 by $5.4 million. The adjustments consisted of $7.2 million related to debt issue costs that should have been expensed during 2007 and $1.8 million of revenue which should have been recorded during 2006.

Had these adjustments been previously recorded in their appropriate periods, net income attributable to Targa for the year ended December 31, 2009 would have increased by $3.4 million.

After evaluating the quantitative and qualitative aspects of these errors, we concluded that our previously issued financial statements were not materially misstated and the effect of recognizing these adjustments in the 2009 financial statements were not material to the 2009 or 2007 results of operations, financial position, or cash flows.

Note 3—	Accounting Policies and Related Matters

Consolidation Policy.  Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest. We hold varying undivided interests in various gas processing facilities in which we are responsible for our proportionate share of the costs and expenses of the facilities. Our consolidated financial statements reflect our proportionate share of the revenues, expenses, assets and liabilities of these undivided interests.

We follow the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the operating and financial policies of the investee.

Cash and Cash Equivalents.  Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Comprehensive Income.  Comprehensive income includes net income and other comprehensive income (“OCI”), which includes unrealized gains and losses on derivative instruments that are designated as hedges and currency translation adjustments.

Allowance for Doubtful Accounts.  Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of established reserves, we make judgments regarding each party’s ability to make required payments, economic events and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to an allowance for doubtful accounts may be required.

Inventory.  Our product inventories consist primarily of NGLs. Most product inventories turn over monthly, but some inventory, primarily propane, is held during the year to meet anticipated heating season requirements of our customers. Product inventories are valued at the lower of cost or market using the average cost method.

Product Exchanges.  Exchanges of NGL products between parties are executed to satisfy timing and logistical needs of the parties. Volumes received and delivered under exchange agreements are recorded as inventory. If the locations of receipt and delivery are in different markets, a price differential may be billed or owed. The price differential is recorded as either accounts receivable or accrued liabilities.

Gas Processing Imbalances.  Quantities of natural gas and/or NGLs over-delivered or under-delivered related to certain gas plant operational balancing agreements are recorded monthly as inventory or as a payable using weighted average prices at the time the imbalance was created. Monthly, inventory imbalances receivable are valued at the lower of cost or market; inventory imbalances payable are valued at replacement cost. These imbalances are settled either by current cash-out settlements or by adjusting future receipts or deliveries of natural gas or NGLs.

Derivative Instruments.  We employ derivative instruments to manage the volatility of cash flows due fluctuating energy prices and interest rates. All derivative instruments not qualifying for the normal purchase and normal sale exception are recorded on the balance sheets at fair value. The treatment of the periodic changes in fair value will depend on whether the derivative is designated and effective as a hedge for accounting purposes. We have designated certain downstream liquids marketing contracts that meet the definition of a derivative as normal purchases and normal sales which, under GAAP, are not accounted for as derivatives.

If a derivative qualifies for hedge accounting and is designated as a cash flow hedge, the effective portion of the unrealized gain or loss on the derivative is deferred in Accumulated Other Comprehensive Income (“AOCI”), a component of owners’ equity, and reclassified to earnings when the forecasted transaction occurs. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged. As such, we include the cash flows from commodity derivative instruments in revenues and from interest rate derivative instruments in interest expense.

If a derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. The ultimate gain or loss on the derivative transaction upon settlement is also recognized as a component of other income and expense.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. This documentation includes the specific identification of the hedging instrument and the hedged item, the nature of the risk being hedged and the manner in which the hedging instrument’s effectiveness will be assessed. At the inception of the hedge, and on an ongoing basis, we assess whether the derivatives used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. We measure hedge ineffectiveness on a quarterly basis and reclassify any ineffective portion of the unrealized gain or loss to earnings in the current period.

We will discontinue hedge accounting on a prospective basis when a hedge instrument is terminated or ceases to be highly effective. Gains and losses deferred in AOCI related to cash flow hedges for which hedge accounting has been discontinued remain deferred until the forecasted transaction occurs. If it is no longer probable that a hedged forecasted transaction will occur, deferred gains or losses on the hedging instrument are reclassified to earnings immediately.

For balance sheet classification purposes, we analyze the fair values of the derivative contracts on a deal by deal basis.

Property, Plant and Equipment.  Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Expenditures for maintenance and repairs are expensed as incurred. Expenditures to refurbish assets that extend the useful lives or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset or major asset component.

Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs.

We capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs. Upon disposition or retirement of property, plant and equipment, any gain or loss is charged to operations.

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of the assets. Asset recoverability is measured by comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. If the carrying amount exceeds the expected future undiscounted cash flows we recognize an impairment loss to write down the carrying amount of the asset to its fair value as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of our property, plant and equipment and the recognition of an impairment loss in our consolidated statements of operations. See Note 5.

Asset retirement obligations (“AROs”).  AROs are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. The consolidated cost of the asset and the capitalized asset retirement obligation is depreciated using the straight-line method over the period during which the long-lived asset is expected to provide benefits. After the initial period of ARO recognition, the ARO will change as a result of either the passage of time or revisions to the original estimates of either the amounts of estimated cash flows or their timing.

Changes due to the passage of time increase the carrying amount of the liability because there are fewer periods remaining from the initial measurement date until the settlement date; therefore, the present values of the discounted future settlement amount increases. These changes are recorded as a period cost called accretion expense. Changes resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows shall be recognized as an increase or a decrease in the carrying amount of the liability for an asset retirement obligation and the related asset retirement cost capitalized as part of the carrying amount of the related long-lived asset. Upon settlement, AROs will be extinguished by us at either the recorded amount or we will recognize a gain or loss on the difference between the recorded amount and the actual settlement cost. See Note 6.

Debt Issue Costs.  Costs incurred in connection with the issuance of long-term debt are deferred and charged to interest expense over the term of the related debt.

Environmental Liabilities.  Liabilities for loss contingencies, including environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. See Note 15.

Income Taxes.  We account for income taxes using the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing treatment of certain items, such as depreciation, for tax and accounting purposes. These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized, we establish a valuation allowance. Any change in the valuation allowance would impact our income tax provision and net income in the period in which such a determination is made. We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, including our anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

We believe future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize assets for which no reserve has been established.

Noncontrolling Interest.  Noncontrolling interest represents third party ownership in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with any third party investors’ interest shown as noncontrolling interest within the equity section of the balance sheet. In the statements of operations, noncontrolling interest reflects the allocation of earnings to third party investors. We account for the difference between the carrying amount of our investment in the Partnership and the underlying book value arising from issuance of common units by the Partnership, where we maintain control, as an equity transaction. If the Partnership issues common units at a price different than our carrying value per unit, we account for the premium or deficiency as an adjustment to paid-in capital.

Revenue Recognition.  Our primary types of sales and service activities reported as operating revenues include:

•	sales of natural gas, NGLs and condensate;

•	natural gas processing, from which we generate revenues through the compression, gathering, treating, and processing of natural gas; and

•	NGL fractionation, terminalling and storage, transportation and treating.

We recognize revenues when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, if applicable, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.

For processing services, we receive either fees or a percentage of commodities as payment for these services, depending on the type of contract. Under percent-of-proceeds contracts, we receive either an agreed upon percentage of the actual proceeds that we receive from our sales of the residue natural gas and NGLs or an agreed upon percentage based on index related prices for the natural gas and NGLs. Percent-of-value and percent-of-liquids contracts are variations on this arrangement. Under keep-whole contracts, we keep the NGLs extracted and return the processed natural gas or value of the natural gas to the producer. A significant portion of our Straddle plant processing contracts are hybrid contracts under which settlements are made on a percent-of-liquids basis or a fee basis, depending on market conditions. Natural gas or NGLs that we receive for services or purchase for resale are in turn sold and recognized in accordance with the criteria outlined above. Under fee-based contracts, we receive a fee based on throughput volumes.

We generally report revenues gross in our consolidated statements of operations. Except for fee-based contracts, we act as the principal in the transactions where we receive commodities, take title to the natural gas and NGLs, and incur the risks and rewards of ownership.

Share-Based Compensation.  We award share-based compensation to employees and directors in the form of restricted stock, stock options and performance unit awards. Compensation expense on restricted stock and stock options is measured by the fair value of the award as determined by management at the date of grant. Compensation expense on performance unit awards is initially measured by the fair value of the award at the date of grant, and remeasured subsequently at each reporting date through the settlement period. Compensation expense is recognized in general and administrative expense over the requisite service period of each award. See Note 12.

Earnings per Share.  We use the two-class method of allocating earnings between our common and preferred classes of stock outstanding for purposes of presenting net income per share. Net income after the impact of preferred dividends is allocated according to the preferred stock agreement. The terms of the preferred stock agreement stipulate that common shareholders are not entitled to any distributions, unless approved by written consent of a majority of the outstanding preferred stockholders, until the preferred holders recapture the carrying value of their preferred securities which includes accreted dividends. Currently, there is no net income available to common shareholders as the preferred shareholders are entitled to all undistributed earnings. As such, there are no earnings per share to our common shareholders for the periods reported in these consolidated financial statements. If we have net income available to common shareholders, basic net income per share will be calculated by dividing net income attributable to common shareholders by the weighted-average of common shares outstanding during each period. Diluted net income attributable to common shareholders will be calculated by dividing net income attributable to common shareholders by the weighted-average of common shares outstanding including other dilutive securities outstanding. Convertible preferred securities will be excluded from the determination of earnings per share if their impact would be antidilutive.

Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) estimating unbilled revenues and operating and general and administrative costs, (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing long-lived assets for possible impairment, (4) estimating the useful lives of assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results could differ materially from estimated amounts.

Accounting Pronouncements Recently Adopted

Financial Accounting Standards Board (“FASB”) Codification

In June 2009, FASB issued the FASB Accounting Standards Codification (the “Codification” or “ASC”) as the source of authoritative GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As of the effective date, the Codification supersedes all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification has become non-authoritative.

FASB no longer issues new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). FASB will not consider ASUs as authoritative in their own right. They will serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on changes in the Codification.

Fair Value Measurements

In September 2006, FASB issued guidance regarding fair value measurement that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies to previous accounting guidance that requires or permits fair value measurements, and accordingly, does not require any new fair value measurements. The guidance was initially effective as of January 1, 2008, but in February 2008, FASB delayed until periods beginning after November 15, 2008 the effective date for applying the guidance to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted the guidance as of January 1, 2008 with respect to financial assets and liabilities within its scope and the impact was not material to our financial statements. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our financial statements. See Note 17.

In April 2009, FASB issued guidance for determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. We adopted the guidance as of June 30, 2009. There have been no material financial statement implications relating to our adoption.

In April 2009, FASB issued guidance that requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheets for all interim periods. We adopted these provisions as of June 30, 2009. There have been no material financial statement implications relating to this adoption. See Note 17.

In January 2010, FASB issued guidance that requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements should be presented separately. This guidance is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. Our adoption did not have a material impact on our consolidated financial statements.

Business Combinations

In December 2007, FASB issued guidance that requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose certain information related to the nature and financial effect of the business combination. It also establishes principles and requirements for how an acquirer recognizes any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. This guidance was effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009. For any business combination that takes place subsequent to January 1, 2009, this guidance may have a material impact on our financial statements. The nature and extent of any such impact will depend upon the terms and conditions of the transaction.

In April 2009, FASB issued guidance that amends and clarifies application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This update is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. There have been no material financial statement implications relating to the adoption of this update.

Other

In December 2007, FASB issued guidance that requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated statement of financial position, to clearly identify consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and to provide sufficient disclosure that clearly identifies and distinguishes between the interest of the parent and the interests of noncontrolling owners. It also establishes accounting and reporting standards for changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. We adopted these amended provisions effective January 1, 2009, which required retrospective reclassification of our consolidated financial statements for all periods presented in this filing. As a result of adoption, we have reclassified our noncontrolling interest (formerly minority interest) on our consolidated balance sheets, from a component of liabilities to a component of equity and have also reclassified net income attributable to noncontrolling interest on our consolidated statements of operations, to below net income for all periods presented. Furthermore, we have displayed the portion of other comprehensive income that is attributable to the noncontrolling interest within our consolidated statements of comprehensive income.

In May 2009, FASB issued guidance that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It is effective for interim and annual periods ended after June 15, 2009 and should be applied prospectively. Our adoption did not have a material impact on our financial statements.

In December 2009, the FASB amended consolidation guidance for variable interest entities (“VIEs”). VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities. When a business has a controlling financial interest in a VIE, the assets, liabilities and profit or loss of that entity must be included in consolidation. A business enterprise must consolidate a VIE when that enterprise has a variable interest that will cover most of the entity’s expected losses and/or receive most of the entity’s anticipated residual return. The new guidance, among other things, eliminates the scope exception for qualifying special-purpose entities, amends certain guidance for determining whether an entity is a VIE, expands the list of events that trigger reconsideration of whether an entity is a VIE, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, requires continuous assessments of whether a company is the primary beneficiary of a VIE and requires enhanced disclosures about a company’s involvement with a VIE. This guidance is effective for us on January 1, 2010 and early adoption is prohibited. At December 31, 2009, we had not identified any interests which qualified as VIEs and our adoption of this new guidance is not expected to have a material impact on our financial statements.

Note 4—Inventory

Due to fluctuating commodity prices for natural gas liquids, we occasionally recognize lower of cost or market adjustments when the carrying values of our inventories exceeds their net realizable value. These non-cash adjustments are charged to product purchases in the period they are recognized, with the related cash impact in the subsequent period of sale. For 2009, we did not recognize an adjustment to the carrying value of our NGL inventory. As of December 31, 2008 and 2007, we recognized $6.0 million and $0.2 million to reduce the carrying value of NGL inventory to its net realizable value.

Note 5—	Property, Plant and Equipment

Property, plant and equipment, at cost, and the related estimated useful lives of the assets were as follows as of the dates indicated:

	December 31,
	2009	2008	Estimated Useful Lives
			(In years)

Natural gas gathering systems	$1,578.0	$1,513.6	5 to 20
Processing and fractionation facilities	956.0	911.4	5 to 25
Terminalling and natural gas liquids storage facilities	246.6	234.3	5 to 25
Transportation assets	271.6	264.6	10 to 25
Other property and equipment	66.2	63.1	3 to 25
Land	52.7	52.2	—
Construction in progress	22.2	54.1	—

Property, plant and equipment, at cost	$3,193.3	$3,093.3

Note 6—	Asset Retirement Obligations

Our asset retirement obligations are included in our consolidated balance sheets as a component of other long-term liabilities. The changes in our aggregate asset retirement obligations are as follows:

	Year Ended December 31,
	2009	2008	2007

Beginning of period	$34.0	$12.6	$11.6
Liabilities incurred(1)	—	16.9	—
Liabilities settled	—	(0.2)	—
Change in cash flow estimate(2)	(2.8)	2.8	—
Accretion expense	2.9	1.9	1.0

End of period	$34.1	$34.0	$12.6

(1)	The 2008 amount relates to our consolidation of Venice Energy Services Company, LLC (“VESCO”).

(2)	The change in cash flow estimate is primarily from a reassessment of abandonment cost estimates for our offshore gathering systems.

Note 7—	Investment in Unconsolidated Affiliates

As of December 31, 2009 and 2008, our unconsolidated investment consisted of a 38.75% ownership interest in Gulf Coast Fractionators LP (“GCF”), which owns a fractionation facility in Mont Belvieu, Texas. As of December 31, 2009 and 2008, our investment in GCF was $18.5 million and is included in our consolidated balance sheets as a component of other assets.

Our equity in the net assets of GCF exceeded our acquisition date investment account by $5.2 million at December 31, 2009. This amount is being amortized over the estimated remaining life of the net assets on a straight-line basis, and is included as a component of our equity in earnings of unconsolidated investments.

Prior to July 31, 2008 our unconsolidated investments also included a 22.9% ownership interest in Venice Energy Services Company, L.L.C. (“VESCO”), a venture that operates a natural gas gathering system and natural gas liquids processing and extraction facility for producers in the Gulf of Mexico. On July 31, 2008, we acquired an additional 53.9% interest, giving us effective control under the terms of the operating agreement; therefore, we have consolidated the operations of VESCO in our financial results effective August 1, 2008.

The following table shows our equity earnings and cash distributions with respect to our unconsolidated investment for the years indicated:

	December 31,
	2009	2008	2007

Equity in earnings of:
VESCO(1)(2)	$—	$10.1	$6.6
GCF	5.0	3.9	3.5

	$5.0	$14.0	$10.1

Cash distributions:
GCF	$5.0	$4.6	$3.9

Cash contributions:
VESCO	$—	$—	$4.6

(1)	Includes our equity earnings through July 31, 2008.

(2)	Includes business interruption insurance claims of $4.1 million and $3.1 million for 2008 and 2007, respectively.

Note 8—	Debt Obligations

Consolidated debt obligations consisted of the following as of the dates indicated:

	December 31,
	2009	2008

Long-term debt:
Obligations of Targa:
Holdco loan facility, variable rate, due February 2015(1)	$385.4	$424.1
Obligations of TRI:
Senior secured term loan facility, variable rate, due October 2012	62.2	522.2
Senior unsecured notes, 8 1/2% fixed rate, due November 2013	250.0	250.0
Senior secured revolving credit facility, variable rate, due October 2011	—	95.9
Obligations of the Partnership:(2)
Senior secured revolving credit facility, variable rate, due February 2012	479.2	487.7
Senior unsecured notes, 8 1/4% fixed rate, due July 2016	209.1	209.1
Senior unsecured notes, 11 1/4% fixed rate, due July 2017	231.3	—
Unamortized discounts, net of premiums	(11.2)	—

Total debt	1,606.0	1,989.0
Current maturities of debt	(12.5)	(12.5)

Total long-term debt	$1,593.5	$1,976.5

Irrevocable standby letters of credit:
Letters of credit outstanding under senior secured synthetic letter of credit facility(3)	$9.5	$114.0
Letters of credit outstanding under senior secured revolving credit facility of the Partnership	108.4	9.7

	$117.9	$123.7

(1)	Quarterly, we make an election to pay interest when due or refinance the interest as part of long-term debt.

(2)	We consolidate the debt of the Partnership with that of our own; however, we do not have the obligation to make interest payments or debt payments with respect to the debt of the Partnership.

(3)	The $50 million senior secured synthetic letter of credit facility terminates in October 2012. As of December 31, 2009, we had $1.3 million available under this facility.

Information Regarding Variable Interest Rates Paid

The following table shows the range of interest rates paid and weighted average interest rate paid on our variable-rate debt obligations during 2009:

	Range of	Weighted
	Interest Rates	Average Interest
	Paid	Rate Paid

Holdco loan facility of TRC	5.2% to 9.1%	6.3%
Senior secured term loan facility of TRI	2.2% to 6.0%	3.6%
Senior secured revolving credit facility of TRI	2.1% to 3.5%	3.1%
Senior secured revolving credit facility of the Partnership	1.2% to 4.5%	1.7%

Consolidated Debt Maturity Table

The following table presents the scheduled maturities of principal amounts of our consolidated debt obligations:

Total

2010	$12.5
2011	12.5
2012	516.4
2013	250.0
Thereafter(1)	825.8

$1,617.2

(1)	Due 2015, 2016 and 2017.

Description of Debt Obligations

Obligations of TRC

Holdco Credit Agreement

On August 9, 2007, we borrowed $450 million under a credit agreement. In connection with the agreement, we pledged our indirect 100% ownership of TRI’s capital stock as collateral for amounts due under the agreement. None of TRI’s consolidated subsidiaries guaranty our obligations under the loan.

Interest on borrowings under the credit agreement are payable, at our option, either (i) entirely in cash, (ii) entirely by increasing the principal amount of the outstanding borrowings or (iii) 50% in cash and 50% by increasing the principal amount of the outstanding borrowings.

Borrowings outstanding under the credit agreement bear interest at a rate equal to an applicable rate plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse or (2) the federal funds rate plus 0.5% or (b) LIBOR as determined by reference to the costs of funds for dollar deposits for the interest period relevant to such borrowing adjusted for certain statutory reserves. At December 31, 2009, the applicable rate for borrowings under the credit agreement was 4% with respect to base rate borrowings and 5% with respect to LIBOR borrowings.

Principal amounts outstanding under the credit agreement are due and payable in full on February 9, 2015. On and after February 9, 2008, we may prepay all or part of the principal amount outstanding, at our option, at 100% of the principal amount repaid prior to August 9, 2009. On or after August 9, 2009, we may repay all or part of the principal outstanding at the redemption prices set forth below (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning on August 9 of each year indicated below:

Year	Percentage

2009	102%
2010	101%

During 2009, we completed transactions that have been recognized in our consolidated financial statements as a debt extinguishment, and recognized pre-tax gains of $24.5 million. The transactions, executed by TRI, were payments of $39.3 million to acquire $64.5 million of outstanding borrowings (including accrued interest of $6.0 million) under our Holdco credit agreement (“Holdco debt”) and writeoffs of associated debt issue costs totaling $0.7 million.

During 2008, we completed a transaction that was recognized in our consolidated financial statements as a debt extinguishment, and recognized a pre-tax gain of $3.6 million. The transactions, executed by TRI, were payments of $16.4 million to acquire $20 million of outstanding Holdco debt (including accrued interest of $1.3 million). The Holdco debt purchased by TRI has not been retired and is being accounted for by TRI as a held to maturity investment; however, upon consolidation the amounts are eliminated and presented as a debt extinguishment.

During 2008, we paid $50 million to repurchase $62.5 million of our outstanding borrowings (including accrued interest of $3.0 million) of Holdco debt, and recognized a pre-tax gain of $12.5 million. We have retired the entire $62.5 million face value of the debt.

Compliance with Debt Covenants

As of December 31, 2009, we were in compliance with the covenants contained in our various debt agreements.

Obligations of TRI

Senior Secured Credit Agreement

TRI’s senior secured credit agreement (the “credit agreement”) provides senior secured financing of $2,500 million, consisting of:

•	$1,250 million senior secured term loan facility;

•	$700 million senior secured asset sale bridge loan facility;

•	$250 million senior secured revolving credit facility (the “credit facility”); and

•	$300 million senior secured synthetic letter of credit facility.

The entire amount of TRI’s credit facility is available for letters of credit and includes a limited borrowing capacity for borrowings on same-day notice referred to as swing line loans.

TRI may increase the commitments under our credit facility in an aggregate amount up to $400 million, subject to the satisfaction of certain conditions.

Borrowings under the credit agreement, other than the senior secured synthetic letter of credit facility, will bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse and (2) the federal funds rate plus 0.5% or (b) LIBOR as determined by reference to the costs of funds for dollar deposits for the interest period relevant to such borrowing adjusted for certain statutory reserves.

TRI is required to pay a facility fee, quarterly in arrears, to the lenders under the senior secured synthetic letter of credit facility equal to (i) 2.00% of the amount on deposit in the designated deposit account plus (ii) the administrative cost incurred by the deposit account agent for such quarterly period. In addition, TRI is required to pay a commitment fee equal to 0.375% of the currently unutilized commitments thereunder.

The senior secured credit agreement requires TRI to prepay loans outstanding under the senior secured term loan facility, subject to certain exceptions, with:

•	50% of TRI’s annual excess cash flow (which percentage will be reduced to 25% if TRI’s total leverage ratio is no more than 4.00 to 1.00 and to 0% if TRI’s total leverage ratio is no more than 3.00 to 1.00);

•	100% of the net cash proceeds of all non-ordinary course asset sales, transfers, or other dispositions of property, subject to certain exceptions;

•	100% of the net cash proceeds of any incurrence of debt, other than debt permitted under the senior secured credit agreement.

TRI is required to repay the term loan facility in quarterly principal amounts of 0.25% of the original principal amount, with the remaining amount payable October 31, 2012.

Principal amounts outstanding under TRI’s credit facility are due and payable in full on October 31, 2011. As of December 31, 2009, TRI had availability under this facility of $239.8 million, after giving effect to the Lehman Commercial Paper Inc. (“Lehman Paper”) default. In October 2008, Lehman Paper, a lender under TRI’s credit facility, defaulted on a borrowing request. As a result of the default, we believe the availability under the facility has been effectively reduced by $10.2 million at December 31, 2009.

All obligations under the credit agreement and certain secured hedging arrangements are unconditionally guaranteed, subject to certain exceptions, by each of TRI’s existing and future domestic restricted subsidiaries, referred to, collectively, as the guarantors. TRI has pledged the following assets, subject to certain exceptions, as collateral:

•	the capital stock and other equity interests held by TRI or any guarantor (except that TRI will not pledge more than 65% of the voting stock and other voting equity interests of any foreign subsidiary); and

•	a security interest in, and mortgages on, TRI and its guarantors’ tangible and intangible assets.

The credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, TRI’s ability to incur additional indebtedness (including guarantees and hedging obligations) or issue preferred stock; create liens on assets; enter into sale and leaseback transactions; engage in mergers or consolidations; sell assets; pay dividends and make distributions or repurchase capital stock and other equity interests; make investments, loans or advances; make capital expenditures; repay, redeem or repurchase certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend certain debt and other material agreements; change its lines of business; and impose certain restrictions on restricted subsidiaries that are not guarantors, including restrictions on the ability of such subsidiaries that are not guarantors to pay dividends.

The credit agreement requires TRI to maintain certain specified maximum total leverage ratios and certain specified minimum interest coverage ratios. In each case TRI is required to comply with certain limitations, including minimum cash consideration requirements.

During 2009, TRI repaid substantially all of its senior secured term loan facility and recognized a $14.8 million loss on early debt extinguishment consisting of the write-off of debt issue costs related to the facility.

During 2009, TRI elected to reduce the commitments under the senior secured synthetic letter of credit facility from $300.0 million to $50.0 million.

8 1/2% Senior Notes Due 2013

In December, 2007, TRI filed a registration statement on Form S-4/A in which it offered to exchange up to $250.0 million of our outstanding 8 1/2% senior notes due 2013 (“the Notes”) for new notes. The terms of the new notes were substantially identical to the outstanding notes, except that TRI registered the new notes under the Securities Act of 1933. The exchange of outstanding notes for new notes was completed in January, 2008.

The Notes:

•	are TRI’s unsecured senior obligations;

•	rank pari passu in right of payment with all TRI’s existing and future senior indebtedness, including indebtedness under TRI’s credit agreement;

•	are effectively subordinated to all TRI’s secured indebtedness to the extent of the value of the collateral securing such indebtedness, including indebtedness under the senior secured credit facilities;

•	are structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of preferred stock of TRI’s subsidiaries that do not guarantee the Notes;

•	rank senior in right of payment to any of TRI’s future subordinated indebtedness;

•	are guaranteed on a senior unsecured basis by the subsidiary guarantors that guarantee the senior secured credit facilities; and

Interest on the Notes accrues at the rate of 8 1/2% per annum and is payable in cash semi-annually in arrears on May 1 and November 1.

On or after November 1, 2009, TRI may redeem all or a part of the Notes at the redemption prices set forth below (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, on the Notes redeemed, if redeemed during the twelve-month period beginning on November 1 of each year indicated below:

Year	Percentage

2009	104.25%
2010	102.13%

Compliance with Debt Covenants

As of December 31, 2009, TRI was in compliance with the covenants contained in its various debt agreements.

Obligations of the Partnership

Credit Agreement

On February 14, 2007, the Partnership entered into a credit agreement which provided for a five-year $500 million credit facility with a syndicate of financial institutions. On October 24, 2007, the Partnership entered into the First Amendment to Credit Agreement which allowed it to request commitments under the credit agreement, as supplemented and amended, up to $1 billion. The Partnership currently has $977.5 million committed under the senior secured credit facility. In October 2008, Lehman Bank defaulted on a borrowing request under the Partnership’s senior secured credit facility. Lehman’s commitment under the facility is $19 million and is currently unfunded which effectively reduces the Partnership’s total commitments under its credit facility by $19 million.

The credit facility bears interest at the Partnership’s option, at the higher of the lender’s prime rate or the federal funds rate plus 0.5%, plus an applicable margin ranging from 0% to 1.25% dependent on the Partnership’s total leverage ratio, or LIBOR plus an applicable margin ranging from 1.0% to 2.25% dependent on the Partnership’s total leverage ratio. The Partnership’s credit facility is secured by substantially all of its assets. As of December 31, 2009, the Partnership had approximately $479.2 million of borrowings outstanding under its senior secured credit facility and approximately $69.2 million of outstanding letters of credit.

The Partnership’s senior secured credit facility restricts its ability to make distributions of available cash to unitholders if a default or an event of default (as defined in the Partnership’s senior secured credit facility) has occurred and is continuing. The senior secured credit facility requires the Partnership to maintain a leverage ratio (the ratio of consolidated indebtedness to its consolidated EBITDA, as defined in the senior secured credit facility) of less than or equal to 5.50 to 1.00 and a senior secured indebtedness ratio (the ratio of senior secured indebtedness to consolidated EBITDA, as defined in the senior secured credit facility) of less than or equal to 4.50 to 1.00, each subject to certain adjustments. The senior secured credit facility also requires the Partnership to maintain an interest coverage ratio (the ratio of its consolidated EBITDA to its consolidated interest expense, as defined in the senior secured credit facility) of greater than or equal to 2.25 to 1.00 determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination, as well as upon the occurrence of certain events, including the incurrence of additional permitted indebtedness. In conjunction with a material acquisition, the Partnership has the option to increase the leverage ratio to 6.00 to 1.00 and to increase the senior secured indebtedness ratio to 5.00 to 1.00 for a period of up to a year.

The credit facility matures on February 14, 2012, at which time all unpaid principal and interest is due.

Senior Unsecured Notes

The Partnership has two issues of unsecured senior notes under Rule 144A and Regulation S of the Securities Act of 1933. On June 18, 2008, the Partnership privately placed $250 million in aggregate principal amount at par value of 8 1/4% senior notes due 2016 (the “8 1/4% Notes”). On July 6, 2009, the Partnership privately placed $250 million in aggregate principal amount of 11 1/4% senior notes due 2017 (the “11 1/4% Notes”). The 11 1/4% Notes were issued at 94.973% of the face amount, resulting in gross proceeds of $237.4 million .

These notes are unsecured senior obligations that rank pari passu in right of payment with existing and future senior indebtedness, including indebtedness under our credit facility. They are senior in right of payment to any of our future subordinated indebtedness and are unconditionally guaranteed by the Partnership. These notes are effectively subordinated to all secured indebtedness under the credit agreement, which is secured by substantially all of the Partnership’s assets, to the extent of the value of the collateral securing that indebtedness.

Interest on the 8 1/4% Notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2009. Interest on the 11 1/4% Notes accrues at the rate of 11 1/4% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2010.

The Partnership may redeem up to 35% of the aggregate principal amount of the 8 1/4% Notes at any time prior to July 1, 2011 ( July 15, 2013 for the 11 1/4% Notes) , with the net cash proceeds of one or more equity offerings. The Partnership must pay a redemption price of 108.25% of the principal amount ( 111.25% for the 11 1/4% Notes) , plus accrued and unpaid interest and liquidated damages, if any, to the redemption date provided that:

(1) at least 65% of the aggregate principal amount of each of the notes (excluding notes held by us) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such equity offering.

The Partnership may also redeem all or a part of the 8 1/4% Notes at any time prior to July 1, 2012 ( July 15, 2013 for the 11 1/4% Notes) at a redemption price equal to 100% of the principal amount of the notes redeemed plus the applicable premium as defined in the indenture agreement as of, and accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

The Partnership may also redeem all or a part of the 8 1/4% Notes on or after July 1, 2012 (July 15, 2013 for the 11 1/4% Notes) at the redemption prices set forth below (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, if redeemed during the twelve-month period beginning on July 1 ( July 15 for the 11 1/4% Notes) of each year indicated below:

8 1/4% Notes		11 1/4% Notes
Year	Percentage	Year	Percentage

2012	104.13%	2013	105.63%
2013	102.06%	2014	102.81%

During 2008, the Partnership repurchased $40.9 million face value of our outstanding 8 1/4% Notes in open market transactions at an aggregate purchase price of $28.3 million, including $1.5 million of accrued interest. We recognized a gain on the debt repurchases of $13.1 million associated with the purchased notes. The repurchased 8 1/4% Notes were retired and are not eligible for re-issue at a later date.

During 2009, the Partnership repurchased $18.7 million face value ($17.8 million carrying value) of our outstanding 11 1/4% Notes in open market transactions at an aggregated purchase price of $18.9 million plus accrued interest of $0.3 million. The Partnership recognized a loss on the debt repurchases of $1.5 million, including $0.4 million in debt issue costs associated with the repurchased notes. The repurchased 11 1/4% Notes were retired and are not eligible for re-issue at a later date.

The 11 1/4% Notes are subject to a registration rights agreement dated as of July 6, 2009. If the Partnership fails to do so, additional interest will accrue on the principal amount of the 11 1/4% Notes. The Partnership has determined that the payment of additional interest is not probable. As a result, the Partnership has not recorded a liability for any contingent obligation. Any subsequent accruals of a liability or payments made under this registration rights agreement will be charged to earnings as interest expense in the period they are recognized or paid.

Compliance with Debt Covenants

As of December 31, 2009, the Partnership was in compliance with the covenants contained in our various debt agreements.

Subsequent events

On January 5, 2010, TRI entered into a new senior secured credit facility with a syndicate of financial institutions consisting of a $100 million revolving credit facility due 2014 and a $500 million term loan due 2016. There was no initial funding on the revolving credit line. The proceeds of the term loan were used to:

•	complete the cash tender offer and consent solicitation for all $250.0 million of our outstanding 8 1/2% senior notes due 2013;

•	repay the outstanding balance of $62.2 million on our existing senior secured term loan due 2012;

•	purchase $164.2 million in face value of the Holdco Notes for $131.4 million; and,

•	fund working capital and pay fees and expenses to the new credit facility.

Note 9—	Convertible Participating Preferred Stock

At December 31, 2009 and 2008, we had 6,409,697 shares of Series B Stock outstanding, with a liquidation value of $308.4 million and $290.6 million. The Series B stock ranks senior to our common stock.

The holders of the Series B stock accrue dividends at an annual rate of 6% of the accreted value of the stock (purchase price plus unpaid dividends, compounded quarterly) until October 31, 2012, and thereafter at an annual rate of 14%. Cash dividends on the Series B stock are payable when declared by our Board of Directors, subject to restrictions under our debt agreements. In the event that we have paid all accrued dividends on the Series B stock, we may also pay an additional dividend, the amount of which shall reduce the purchase price of the Series B stock.

Upon the occurrence of the liquidation, dissolution, or winding up of the Company, the holders of the Series B stock are entitled to receive an amount equal to the Series B stock’s accreted value per share (the “Series B preference amount”). If the assets and funds of the Company available for distribution exceeds the Series B preference amount, the remaining assets of the corporation are distributable ratably among the holders of the Series B stock and common stock, where each Series B holder is treated for this purpose as holding 4.92 shares of common stock for each share of Series B stock held.

The holders of the Series B stock are entitled to vote with the holders of the common stock, wherein each Series B holder is treated for this purpose as holding 4.92 shares of common stock for each share of Series B stock held.

In the case of a qualified public offering (as defined in the Series B stock certificate of designation), each share of Series B stock automatically converts into (i) a number of shares of common stock calculated by dividing the accreted value of such share of Series B stock by the initial public offering price of the common stock, less all underwriters’ discounts and commissions, plus (ii) 4.92 shares of common stock for each share of Series B stock, subject to certain adjustments.

Note 10—	Partnership Units and Related Matters

Initial Partnership Unit Offering and Sale of North Texas.  On February 14, 2007, the initial public offering (“IPO”) of 19,320,000 common units representing limited partner interests in the Partnership was completed. In return for our contribution of our North Texas assets to the Partnership in connection with the IPO, we received a 2% general partner interest, incentive distribution rights and a limited partner interest in the Partnership represented by 11,528,231 subordinated units. These units were subordinated to the common units with respect to distribution rights, until May 19, 2009, at which time under the terms of the Partnership’s amended and restated partnership agreement, all of our subordinated units converted to common units on a one-for-one basis.

Sale of SAOU and LOU and Secondary Public Offerings.  On October 24, 2007, the Partnership completed the purchase of our ownership interests in the natural gas gathering and processing assets associated with the San Angelo Operating Unit System located in the Permian Basin (the “SAOU System”) and the Louisiana Operating Unit System located in Southwest Louisiana (the “LOU System”). The total value of the transaction was approximately $730.2 million. Concurrent with the acquisition, the Partnership sold 13,500,000 common units representing limited partnership interests at a price of $26.87 per common unit ($25.796 per common unit after the underwriting discount). Total consideration paid by the Partnership to us consisted of cash of approximately $722.5 million and 312,246 general partner units issued to us.

Sale of Downstream Business.  On September 24, 2009, the Partnership acquired our interests in Targa Downstream GP LLC, Targa LSNG GP LLC, Targa Downstream LP and Targa LSNG LP (collectively, the “Downstream Business”) for $530 million. Consideration to us comprised $397.5 million in cash and the issuance to us of 174,033 general partner units and 8,527,615 common units. The form of the transaction reflected in the Partnership’s consolidated financial statements was:

•	We contributed the Downstream Business to the Partnership.

•	Prior to the contribution, the Downstream Business’ affiliate indebtedness payable to us totaled $817.3 million, inclusive of $223.0 million of accrued interest.

•	Immediately prior to, and in contemplation of, the contribution, $287.3 million of the Downstream Business’ affiliated indebtedness was settled through a separate capital contribution from us.

•	On the contribution date, the Downstream Business’ affiliate indebtedness payable to us was $530 million.

•	The Partnership repaid the affiliate indebtedness with: (i) $397.5 million in cash; (ii) 174,033 in general partner units with an agreed-upon value of $2.7 million; and (iii) 8,527,615 in common units with an agreed-upon value of $129.8 million.

As part of the transaction, we agreed to provide distribution support to the Partnership in the form of a reduction in the reimbursement for general and administrative expense allocated to the Partnership if necessary (or make a payment to the Partnership, if needed) for a 1.0 times distribution coverage ratio, at the current distribution level of $0.5175 per limited partner unit, subject to maximum support of $8.0 million in any quarter. The distribution support is in effect for the nine-quarter period beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011.

Additional Secondary Offering of Common Units.  On August 12, 2009, the Partnership completed a unit offering under its shelf registration statement of 6,900,000 common units representing limited partner interests in the Partnership at a price of $15.70 per common unit. Net proceeds of the offering were $105.3 million, after deducting underwriting discounts, commissions and estimated offering expenses, and including the general partner’s proportionate capital contribution of $2.2 million. The Partnership used substantially all of the proceeds to repay $103.5 million of outstanding borrowings under its senior secured revolving credit facility.

Cash Distributions.  In accordance with the Partnership’s partnership agreement, the Partnership must distribute all of its available cash, as defined in the partnership agreement, within 45 days following the end of each calendar quarter. Distributions will generally be made 98% to the common unitholders and 2% to the general partner; subject to the payment of incentive distributions to the extent that certain target levels of cash distributions are achieved.

Under the quarterly incentive distribution provisions, generally the Partnership’s general partner is entitled to 13% of amounts distributed in excess of $0.3881 per unit, 23% of the amounts distributed in excess of $0.4219 per unit and 48% of amounts distributed in excess of $0.50625 per unit. No incentive distributions were paid to us as part of our general partner interest prior to the fourth quarter of 2007. To the extent there is sufficient available cash, the holders of common units are entitled to receive the minimum quarterly distribution of $0.3375 per unit, plus arrearages, prior to any distribution of available cash to the holders of subordinated units.

The following table shows the amount of the Partnership’s cash distributions declared and paid in the years ended December 31, 2009, 2008 and 2007:

		Distributions Paid					Distributions
	For the Three	Limited Partners		General Partner			per Limited
Date Paid	Months Ended	Common	Subordinated	Incentive	2%	Total	Partner Unit
		(In millions, except per unit amounts)

2009
November 14, 2009	September 30, 2009	$31.9	$—	$2.6	$0.7	$35.2	$0.5175
August 14, 2009	June 30, 2009	23.9	—	2.0	0.5	26.4	0.5175
May 15, 2009	March 31, 2009	18.0	5.9	1.9	0.5	26.3	0.5175
February 13, 2009	December 31, 2008	18.0	6.0	1.9	0.5	26.4	0.5175

2008
November 14, 2008	September 30, 2008	$17.9	$6.0	$1.9	$0.5	$26.3	$0.5175
August 14, 2008	June 30, 2008	17.8	5.9	1.7	0.5	25.9	0.5125
May 15, 2008	March 31, 2008	14.5	4.8	0.2	0.4	19.9	0.4175
February 14, 2008	December 31, 2007	13.8	4.6	0.1	0.4	18.9	0.3975

2007
November 14, 2007	September 30, 2007	$11.1	$3.9	$—	$0.3	$15.3	$0.3375
August 14, 2007	June 30, 2007	6.5	3.9	—	0.2	10.6	0.3375
May 15, 2007	March 31, 2007	3.3	1.9	—	0.1	5.3	0.1688

Subsequent Events

Unit Offering

On January 19, 2010, the Partnership completed a public offering of 5,500,000 common units representing limited partner interests in the Partnership (“common units”) under its existing shelf registration statement on Form S-3 at a price of $23.14 per common unit ($22.17 per common unit, net of underwriting discounts), providing net proceeds of $121.9 million. Pursuant to the exercise of the underwriters’ overallotment option, the Partnership sold an additional 825,000 common units at $23.14 per common unit, providing net proceeds of $18.3 million. The Partnership used the net proceeds from the offering for general partnership purposes, which included reducing borrowings under its senior secured credit facility.

Cash Distributions

The Partnership made the following quarterly cash distributions subsequent to December 31, 2009:

		Distributions Paid					Distributions
	For the Three	Limited Partners		General Partner			per Limited
Date Paid	Months Ended	Common	Subordinated	Incentive	2%	Total	Partner Unit
		(In millions, except per unit amounts)

2010
February 13, 2010	December 31, 2009	35.2	—	2.8	0.8	38.8	0.5175

Note 11—	Insurance Claims

We recognize income from business interruption insurance in our consolidated statements of operations in the period that a proof of loss is executed and submitted to the insurers for payment. The following table summarizes our income recognition of business interruption insurance for the periods indicated:

	Year Ended December 31,
	2009	2008	2007

Included in revenues(1)	$21.5	$32.9	$7.3
Included in equity in earnings of unconsolidated investments	—	4.1	3.1

(1)	Includes $2.0 million and $1.3 million for 2009 and 2008 in non-hurricane business interruption proceeds.

Hurricanes Gustav and Ike

Certain of our Louisiana and Texas facilities sustained damage and had disruptions to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $19.3 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. During 2009, the estimate was reduced by $3.7 million. During 2009, expenditures related to the hurricanes included $33.7 million for previously accrued repair costs and $7.5 million capitalized as improvements.

Hurricanes Katrina and Rita

Katrina and Rita affected certain of our Gulf Coast facilities in 2005. The final purchase price allocation for the DMS acquisition in October 2005 included an $81.1 million contingent receivable for insurance claims related to property damage caused by Katrina and Rita. During 2008, our cumulative recoveries from insurers exceeded such amount, and we recognized a gain of $18.5 million. During 2009, expenditures related to these hurricanes included $0.3 million capitalized as improvements. The insurance claim process is now complete with respect to Katrina and Rita for property damage and business interruption insurance.

Note 12—	Stock and Other Compensation Plans

Stock Option Plans

Under Targa’s 2005 Incentive Compensation Plan (“the Plan”), options to purchase a fixed number of shares of its stock may be granted to our employees, directors and consultants. Generally, options granted under the Plan have a vesting period of four years and remain exercisable for ten years from the date of grant.

The fair value of each option granted was estimated on the date of grant using a Black-Scholes option pricing model, which incorporates various assumptions for 2008, including (i) expected term of the options of ten years, (ii) a risk-free interest rate of 3.6%, (iii) expected dividend yield of 0%, and (iv) expected stock price volatility on TRC’s common stock of 25.5%. Our selection of the risk-free interest rate was based on published yields for United States government securities with comparable terms. Because TRC was a non-public company during the period of these financial statements, its expected stock price volatility was estimated based upon the historical price volatility of the Dow Jones MidCap Pipelines Index over a period equal to the expected average term of the options granted. The calculated fair value of options granted during the year ended December 31, 2008 was $3.01 per share, effected for the reverse stock split. See Note 24.

The following table shows stock option activity for the periods indicated:

		Weighted	Weighted Average
	Number of	Average	Remaining Contractual
	Options	Exercise Price	Term
			(In years)

Outstanding at December 31, 2007	2,488,929	$15.86
Granted	79,108	7.30
Exercised	(180,994)	4.90
Repurchased	(22,257)	15.86
Forfeited	(41,336)	15.86

Outstanding at December 31, 2008	2,323,450	16.39

Exercised	(105,647)	2.87
Forfeited	(2,360)	17.29

Outstanding at December 31, 2009	2,215,442	17.29	5.98

Exercisable at December 31, 2009	2,145,252	17.31	5.91

We recognized compensation expense associated with stock options of $0.1 million, $0.2 million and $0.1 million during 2009, 2008 and 2007. As of December 31, 2009, we expect to incur an additional $0.1 million of expense related to non-vested stock options over a weighted average period of approximately two years. The total intrinsic value of options exercised during 2009 was less than $0.1 million.

Non-vested (Restricted) Common Stock

Restricted stock awards entitle recipients to exchange restricted common shares for unrestricted common shares (at no cost to them) once the defined vesting period expires, subject to certain forfeiture provisions. The restrictions on the non-vested shares generally lapse four years from the date of grant.

The following table provides a summary of our non-vested restricted common stock awards for the periods indicated:

	Year Ended December 31,
	2009	2008

Outstanding at beginning of period	614,167	2,688,096
Granted	—	9,834
Vested	(589,076)	(2,046,878)
Forfeited	—	(36,885)

Outstanding at end of period	25,091	614,167

Weighted average grant date fair value per share	$3.40	$2.42

The total fair value of non-vested restricted common shares that vested during 2009 was $1.4 million. We recognized $0.3 million, $1.0 million and $2.0 million of compensation expense associated with the vesting of restricted stock during 2009, 2008 and 2007. As of December 31, 2009, we expect to incur an additional $0.1 million of expense related to non-vested shares issued to our employees, over a weighted average period of approximately two years.

Non-Employee Director Grants and Incentive Plan related to the Partnership’s Common Units

In 2007, TRC adopted a long-term incentive plan (“LTIP”) for employees, consultants and directors of the general partner and its affiliates who perform services for TRC or its affiliates. The LTIP provides for the grant of cash-settled performance units, which are linked to the performance of the Partnership’s common units and may include distribution equivalent rights (“DERs”). The LTIP is administered by the compensation committee of the board of directors of TRC. Subject to applicable vesting criteria, a DER entitles the grantee to a cash payment equal to cash distributions paid on an outstanding common unit.

Grants outstanding under TRC’s LTIP were 275,400 under the 2007 program, 135,800 under the 2008 program, 534,900 units under the 2009 program and 90,403 units under the 2010 program. During 2009, there were forfeitures under the LTIP of 12,025 units. Grants under the 2007, 2008, 2009 and 2010 programs are payable in August 2010, July 2011, June 2012 and June 2013. Each vested performance unit will entitle the grantee to a cash payment equal to the then value of a Partnership common unit, including DERs. Vesting of performance units is based on the total return per common unit of the Partnership through the end of the performance period, relative to the total return of a defined peer group.

Because the performance units require cash settlement, they have been accounted for as liabilities. The fair value of a performance unit is the sum of: (i) the closing price of a Partnership common unit on the reporting date; (ii) the fair value of an at-the-money call option on a performance unit with a grant date equal to the reporting date and an expiration date equal to the last day of the performance period; and (iii) estimated DERs. The fair value of the call options was estimated using a Black-Scholes option pricing model with a dividend yield of 8.5%, and with risk-free rates and volatilities of 0.3% and 42% under the 2007 program, 0.8% and 61% under the 2008 program, 1.4% and 61% under the 2009 program and 1.4% and 52% under the 2010 program.

At December 31, 2009, the aggregate fair value of performance units expected to vest was $23.5 million. During 2009, 2008 and 2007, we recognized compensation expense of $10.5 million, $0.1 million and $2.6 million as a component of general and administrative expense related to the performance units. The remaining recognition period for the unrecognized compensation cost is approximately three and a half years.

During 2009 and 2008, Targa Resources GP LLC, the general partner of the Partnership, also made equity-based awards of 32,000 and 16,000 restricted common units of the Partnership (4,000 and 2,000 restricted common units of the Partnership to each of the Partnership’s and TRC’s non-management directors) under the LTIP. The awards will settle with the delivery of common units and are subject to three-year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date. During 2009, 2008 and 2007, we recognized compensation expense of $0.3 million, $0.3 million and $0.2 million related to these awards. We estimate that the remaining fair value of $0.2 million will be recognized in expense over approximately two years. As of December 31, 2009 there were 41,993 unvested restricted common units outstanding under this plan.

The following table summarizes our unit-based awards for each of the periods indicated (in units and dollars):

	Year Ended December 31,
	2009	2008

Outstanding at beginning of period	26,664	16,000
Granted	32,000	16,000
Vested	(16,671)	(5,336)

Outstanding at end of period	41,993	26,664

Weighted average grant date fair value per share	$12.88	$22.12

Subsequent Event.  On January 22, 2010, Targa Resources GP LLC made equity-based awards of 2,250 restricted common units (15,750 total restricted common units) of the Partnership to each of the Partnership’s and TRC’s non-management directors under the Incentive Plan. The awards will settle with the delivery of common units and are subject to three year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date.

Other Compensation Plans

We have a 401(k) plan whereby we match 100% of up to 5% of an employee’s contribution (subject to certain limitations in the plan). We also contribute an amount equal to 3% of each employee’s eligible compensation to the plan as a retirement contribution and may make additional contributions at our sole discretion. All Targa contributions are made 100% in cash. We made contributions to the 401(k) plan totaling $3.7 million, $8.4 million and $7.6 million during 2009, 2008 and 2007.

Note 13—	Derivative Instruments and Hedging Activities

Commodity Hedges

We have tailored our hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of our physical equity volumes. Our NGL hedges cover baskets of ethane, propane, normal butane, iso-butane and natural gasoline based upon our expected equity NGL composition, as well as specific NGL hedges of ethane and propane. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, our NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Columbia Gulf, Houston Ship Channel, Mid-Continent and Waha, which closely approximate our actual NGL and natural gas delivery points.

We hedge a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude. This necessarily exposes us to a market differential risk if the NYMEX futures do not move in exact parity with our underlying West Texas condensate equity volumes.

At December 31, 2009, the notional volumes of our commodity hedges were:

Commodity	Instrument	Unit	2010	2011	2012	2013

Natural Gas	Swaps	MMBtu/d	35,694	28,500	19,500	8,000
NGL	Swaps	Bbl/d	8,958	6,100	3,950	—
NGL	Floors	Bbl/d	—	253	294	—
Condensate	Swaps	Bbl/d	851	750	400	400

Interest Rate Swaps

As of December 31, 2009, the Partnership had $479.2 million outstanding under its credit facility, with interest accruing at a base rate plus an applicable margin. In order to mitigate the risk of changes in cash flows attributable to changes in market interest rates the Partnership have entered into interest rate swaps and interest rate basis swaps that effectively fix the base rate on $300 million in borrowings as shown below:

	Fixed	Notional
Period	Rate	Amount	Fair Value

07/02/05	3.66%	$300 million	$(7.8)
07/03/05	3.33%	300 million	(5.1)
07/04/05	3.37%	300 million	(0.6)
07/05/05	3.39%	300 million	1.6
01/01—4/24/2014	3.39%	300 million	1.3

			$(10.6)

All interest rate swaps and interest rate basis swaps have been designated as cash flow hedges of variable rate interest payments on borrowings under the Partnership’s credit facility.

The following schedules reflect the fair values of derivative instruments in our financial statements:

	Asset Derivatives			Liability Derivatives
	Balance	Fair Value as of		Balance	Fair Value as of
	Sheet	December 31,		Sheet	December 31,
	Location	2009	2008	Location	2009	2008

Derivatives designated as hedging instruments
Commodity contracts	Current assets	$31.6	$108.7	Current liabilities	$20.7	$—
	Long-term assets	11.7	89.8	Long-term liabilities	39.1	0.1
Interest rate contracts	Current assets	0.2	—	Current liabilities	8.0	8.0
	Long-term assets	1.9	—	Long-term liabilities	4.7	9.6

Total derivatives designated as hedging instruments		45.4	198.5		72.5	17.7

Derivatives not designated as hedging instruments
Commodity contracts	Current assets	1.1	3.6	Current liabilities	0.5	3.7
	Long-term assets	0.2	—	Long-term liabilities	—	—
Interest rate contracts	Current assets	—	—	Current liabilities	—	—
	Long-term assets	—	—	Long-term liabilities	—	—

Total derivatives not designated as hedging instruments		1.3	3.6		0.5	3.7

Total derivatives		$46.7	$202.1		$73.0	$21.4

The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets.

Our earnings are also affected by the use of the mark-to-market method of accounting for derivative financial instruments that do not qualify for hedge accounting or that have not been designated as hedges. The changes in fair value of these instruments are recorded on the balance sheets and through earnings (i.e., using the “mark-to-market” method) rather than being deferred until the anticipated transaction affects earnings. The use of mark-to-market accounting for financial instruments can cause non-cash earnings volatility due to changes in the underlying commodity price indices. During 2009, 2008 and 2007, we recorded the following mark-to-market gains:

		Amount of Gain (Loss)
		Recognized in
Derivatives	Location of Gain (Loss)	Income on Derivatives
Not Designated as	Recognized in Income	Year Ended December 31,
Hedging Instruments	on Derivatives	2009	2008	2007

Commodity contracts	Other income (expense)	$0.3	$(1.3)	$—

The following table reflects the gain (loss) recognized in OCI on our consolidated balance sheets:

	Unrealized Gain (Loss)
	Recognized in OCI on
Derivatives in	Derivatives (Effective Portion)
Cash Flow Hedging	Year Ended December 31,
Relationships	2009	2008	2007

Interest rate contracts	$(7.3)	$(19.0)	$(0.5)
Commodity contracts	(104.3)	206.4	(200.8)

	$(111.6)	$187.4	$(201.3)

The following tables reflect amounts reclassified from OCI to revenues and expense:

	Amount of Gain (Loss)
	Reclassified from OCI into
Location of Gain (Loss)	Income (Effective Portion)
Reclassified from	Year Ended December 31,
OCI into Income	2009	2008	2007

Interest expense, net	$(15.7)	$(2.7)	$2.2
Revenues	69.7	(65.1)	4.1

	$54.0	$(67.8)	$6.3

We recorded hedge ineffectiveness related to commodity hedges of $0.3 million in 2009. There was no hedge ineffectiveness related to commodity hedges in 2008 or 2007.

There were no adjustments for hedge ineffectiveness related to interest rate hedges for 2009, 2008 or 2007.

As of December 31, 2009, deferred net losses of $18.7 million on commodity hedges and $7.4 million on interest rate hedges recorded in OCI are expected to be reclassified to expense during the next twelve months.

In July 2008, we paid $87.4 million to terminate certain out-of-the-money natural gas and NGL commodity swaps. Prior to the terminations, these swaps were designated as hedges. Deferred losses of $27.9 million will be reclassified from OCI as a non-cash reduction of revenue during 2010 when the hedged forecasted sales transactions occur. During 2009 and 2008, deferred losses of $38.8 million and $20.8 million related to the terminated swaps were reclassified from OCI as a non-cash reduction to revenue. We also entered into new natural gas and NGL commodity swaps at then current market prices that match the production volumes of the terminated swaps through 2010.

In May 2008 we entered into certain NGL derivative contracts with Lehman Brothers Commodity Services Inc., a subsidiary of Lehman Brothers Holdings Inc. (“Lehman”). Due to Lehman’s bankruptcy filing, it is unlikely that we will receive full or partial payment of any amounts that may become owed to us under these contracts. Accordingly, we discontinued hedge accounting treatment for these contracts in July 2008. Deferred losses of $0.2 million and $0.3 million will be reclassified from OCI to revenues during 2011 and

2012 when the forecasted transactions related to these contracts are expected to occur. During 2008, we recognized a non-cash mark-to-market loss on derivatives of $1.3 million to adjust the fair value of the Lehman derivative contracts to zero. In October 2008, we terminated the Lehman derivative contracts.

See Note 14, Note 17 and Note 22 for additional disclosures related to derivative instruments and hedging activity.

Note 14—	Related-Party Transactions

Relationships with Warburg Pincus LLC

Warburg Pincus LLC beneficially owns approximately 74% of our outstanding voting stock. Warburg Pincus LLC is able to elect members of TRI’s board of directors, appoint new management and approve any action requiring our approval, including amendment of TRI’s certificate of incorporation and mergers or sales of substantially all of TRI’s assets. The directors elected by Warburg Pincus LLC will be able to make decisions affecting TRI’s capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends.

Chansoo Joung and Peter Kagan, two of our directors, are Managing Directors of Warburg Pincus LLC and are also directors of Broad Oak Energy, Inc. (“Broad Oak”) from whom we buy natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak. We purchased $9.7 million and $4.8 million of product from Broad Oak during 2009 and 2008. These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Relationship with Maritech Resources, Inc.

William D. Sullivan, one of the directors of the General Partner of the Partnership, is also a director of Tetra Technologies, Inc. (“Tetra”). Maritech Resources, Inc. (“Maritech”) is a subsidiary of Tetra. We purchased $1.8 million and $6.0 million of product from Maritech during 2009 and 2008 with no purchases in 2007. These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Relationships with Bank of America

Equity

BofA currently holds a 6.5% equity interest in Targa.

Financial Services

BofA is a lender and an agent under our existing senior secured credit facilities. Additionally, BofA is a lender and an administrative agent under the Partnership’s senior secured credit facility.

Hedging Arrangements

TRI has previously entered into various commodity derivative transactions with BofA. As of December 31, 2009, TRI had no open positions with BofA. For the years ended December 31, 2009, 2008 and 2007, TRI received from (paid to) BofA $24.2 million, ($30.5) million and ($14.2) million in commodity derivative settlements.

The Partnership had the following open commodity derivatives with BofA as of December 31, 2009:

Period	Commodity	Daily Volumes	Average Price		Index

Jan 2010—Dec 2010	Natural Gas	3,289 MMBtu	$7	.39 per MMBtu	IF-WAHA
Jan 2010—Jun 2010	Natural Gas	663 MMBtu	8	.16 per MMBtu	NY-HH
Jan 2010—Dec 2010	Condensate	181 Bbl	69	.28 per Bbl	NY-WTI

As of December 31, 2009 the fair value of these Partnership open positions was an asset of $0.9 million. During 2009, 2008 and 2007, the Partnership received from (paid to) BofA $33.5 million, ($22.0) million and $6.9 million in commodity derivative settlements.

Commercial Relationships

We have executed NGL sales and purchase transactions on the spot market with BofA. For the years 2009, 2008 and 2007, sales to BofA which were included in revenues totaled $36.7 million, $97.0 million and $81.2 million. For the same periods, purchases from BofA were $1.0 million, $5.1 million and $12.1 million.

Transactions with Unconsolidated Affiliates

For the years indicated, our natural gas and NGL sales and purchases with our unconsolidated affiliates were:

	Year Ended December 31,
	2009	2008	2007

Included in revenues
GCF	$0.2	$0.5	$4.5
VESCO(1)	—	0.7	4.8

	$0.2	$1.2	$9.3

Included in costs and expenses
GCF	$1.4	$3.5	$3.3
VESCO(1)	—	178.1	145.8

	$1.4	$181.6	$149.1

(1)	For 2008, our commercial transactions with VESCO are reflected through July 31, 2008. As a result of acquiring an additional ownership in VESCO, they are no longer considered an unconsolidated affiliate and we have consolidated the operations of VESCO in our financial results from August 1, 2008.

These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Note 15—	Commitments and Contingencies

Certain property and equipment is leased under non-cancelable leases that require fixed monthly rental payments and expire at various dates through 2099. Transportation contracts require us to make payments for capacity and expire at various dates through 2013. Surface and underground access for gathering, processing, and distribution assets that are located on property not owned by us is obtained through right-of-way agreements, which require annual rental payments and expire at various dates through 2099. Future non-cancelable commitments related to certain contractual obligations are presented below:

	Payments Due by Period
	Total	2010	2011	2012	2013	2014	Thereafter

Operating lease obligations(1)	$55.2	$11.1	$8.7	$8.2	$5.6	$4.8	$16.8
Capacity payments(2)	12.4	5.1	3.6	2.6	1.1	—	—
Land site lease and right-of-way(3)	19.9	1.8	1.8	1.2	1.1	0.9	13.1
Capital Projects(4)	33.4	17.2	14.7	0.5	0.5	0.5	—

	$120.9	$35.2	$28.8	$12.5	$8.3	$6.2	$29.9

(1)	Include minimum lease payment obligations associated with gas processing plant site leases, railcar leases, and office space leases.

(2)	Consist of capacity payments for firm transportation contracts.

(3)	Provide for surface and underground access for gathering, processing, and distribution assets that are located on property not owned by us; agreements expire at various dates through 2099.

(4)	Primarily relate to Versado Gas Processors, L.L.C. (“Versado”) remediation projects. See Environmental section below.

Total expenses related to operating leases, capacity payments and land site lease and right-of-way agreements were:

	Year Ended December 31,
	2009	2008	2007

Operating leases	$13.7	$14.7	$16.4
Capacity payments	9.6	6.7	4.1
Land site lease and right-of-way	2.0	3.1	2.2

Environmental

For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.

Our environmental liability at December 31, 2009 and 2008 was $3.2 million and $3.8 million. Our December 31, 2009 liability consisted of $0.2 million for gathering system leaks, $1.5 million for ground water assessment and remediation, and $1.5 million for the gas processing plant environmental violations.

In May 2007, the New Mexico Environment Department (“NMED”) alleged air emissions violations at the Eunice, Monument and Saunders gas processing plants operated by Targa Midstream Services Limited Partnership and owned by Versado, which were identified in the course of an inspection of the Eunice plant conducted by the NMED in August 2005.

Subsequent event.  In January 2010, Versado settled the alleged violations with NMED for a penalty of approximately $1.5 million. As part of the settlement, Versado agreed to install two acid gas injection wells, additional emission control equipment and monitoring equipment, the cost of which we estimate to be approximately $33.4 million.

Legal Proceedings

We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows, except for the items more fully described below.

On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including TRI and two other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that TRI and private equity funds affiliated with Warburg Pincus LLC, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU System from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from TRI’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. In October 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. In February 2010, the 14th Court of Appeals affirmed the District Court’s final judgment in favor of defendants in its entirety. WTG’s appeal is pending before the Texas Supreme Court, and we intend to contest the appeal, but can give no assurances regarding the outcome of the proceeding. We have agreed to indemnify the Partnership for any claim or liability arising out of the WTG suit.

Note 16—	Fair Value of Financial Instruments

The estimated fair values of our assets and liabilities classified as financial instruments have been determined using available market information and valuation methodologies described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying value of the TRI and the Partnership credit facilities approximates their fair values, as the interest rates are based on prevailing market rates. The fair value of the Holdco loan facility, the senior secured term loan facility and the senior unsecured notes are based on quoted market prices based on trades of such debt.

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included in our financial statements are stated at fair value. The carrying amounts and fair values of our other financial instruments are as follows as of the dates indicated:

	As of December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Holdco loan facility	$385.4	$278.9	$424.1	$212.0
Senior secured term loan facility	62.2	55.0	522.2	331.6
Senior unsecured notes, 8 1/2% fixed rate(1)	250.0	248.8	250.0	134.4
Senior unsecured notes of the Partnership, 8 1/4% fixed rate	209.1	206.5	209.1	128.3
Senior unsecured notes of the Partnership, 11 1/4% fixed rate	231.3	253.5	—	—

(1)	The fair value as of December 31, 2009 represents the value of the last trade of the year which occurred on December 9, 2009. On January 5, 2010 we paid $264.7 million to complete a cash tender offer for all outstanding aggregate principal amount plus accrued interest of $3.8 million.

Note 17—	Fair Value Measurements

We categorize the inputs to the fair value of our financial assets and liabilities using a three-tier fair value hierarchy that prioritizes the significant inputs used in measuring fair value:

•	Level 1—observable inputs such as quoted prices in active markets;

•	Level 2—inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of our derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold.

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

As of December 31, 2009	Total	Level 1	Level 2	Level 3

Assets from commodity derivative contracts	$44.6	$—	$44.6	$—
Assets from interest rate derivatives	2.1	—	2.1	—

Total assets	$46.7	$—	$46.7	$—

Liabilities from commodity derivative contracts	$60.3	$—	$46.6	$13.7
Liabilities from interest rate derivatives	12.7	—	12.7	—

Total liabilities	$73.0	$—	$59.3	$13.7

As of December 31, 2008	Total	Level 1	Level 2	Level 3

Assets from commodity derivative contracts	$202.1	$—	$53.9	$148.2

Total assets	$202.1	$—	$53.9	$148.2

Liabilities from commodity derivative contracts	$3.8	$—	$3.8	$—
Liabilities from interest rate derivatives	17.6	—	17.6	—

Total liabilities	$21.4	$—	$21.4	$—

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Derivatives
Contracts

Balance, December 31, 2007	$(124.2)
Unrealized gains (losses) included in OCI	149.6
Purchases	3.3
Terminations	77.8
Settlements	41.7

Balance, December 31, 2008	148.2
Unrealized gains (losses) included in OCI	(57.1)
Settlements	(35.0)
Transfers out of Level 3(1)	(69.8)

Balance, December 31, 2009	$(13.7)

(1)	During 2009, we reclassified certain of our NGL derivative contracts from Level 3 (unobservable inputs in which little or no market data exists) to Level 2 as we were able to obtain directly observable inputs other than quoted prices in active markets.

Note 18—	Income Taxes

Our provisions for income taxes for the periods indicated are as follows:

	Year Ended December 31,
	2009	2008	2007

Current expense	$1.6	$1.3	$0.2
Deferred expense	19.1	18.0	23.7

	$20.7	$19.3	$23.9

Our deferred income tax assets and liabilities at December 31, 2009 and 2008 consist of differences related to the timing of recognition of certain types of costs as follows:

	December 31,
	2009	2008

Deferred tax assets:
Net operating loss	$60.1	$68.6
Commodity hedging contracts and other	6.3	—
Tax credits	16.8	16.8

	83.2	85.4

Deferred tax liabilities:
Investments(1)	(132.8)	(125.9)
Commodity hedging contracts and other	(1.8)	(22.5)

	(134.6)	(148.4)

Net deferred tax liability	$(51.4)	$(63.0)

Federal	$(60.2)	$(73.7)
Foreign	0.5	0.4
State	8.3	10.3

	$(51.4)	$(63.0)

Balance sheet classification of deferred tax assets (liabilities):
Current asset	$—	$—
Long-term asset	—	—
Current liability	(1.4)	(36.2)
Long-term liability	(50.0)	(26.8)

	$(51.4)	$(63.0)

(1)	Our deferred tax liability attributable to investments reflects the differences between the book and tax carrying values of the assets and liabilities of our wholly-owned partnerships and equity method investments.

As of December 31, 2009, for federal income tax purposes, we had carryforwards of approximately $208 million of regular tax net operating losses (“NOL”) and $83 million of alternative minimum tax NOL. The NOL carryforwards expire in 2029.

Set forth below is reconciliation between our income tax provision (benefit) computed at the United States statutory rate on income before income taxes and the income tax provision in the accompanying consolidated statements of operations for the periods indicated:

	Year Ended December 31,
	2009	2008	2007

U.S. federal income tax provision at statutory rate	$35.0	$53.8	$44.0
State income taxes	1.8	1.2	(4.9)
Attributable to Noncontrolling Interest	(17.4)	(34.3)	(16.8)
Other	1.3	(1.4)	1.6

Income tax provision	$20.7	$19.3	$23.9

We have not identified any uncertain tax positions. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material adverse effect on our financial condition, results of operations or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded.

Note 19—	Segment Information

Our operations are presented under four reportable segments: (1) Field Gathering and Processing, (2) Coastal Gathering and Processing, (3) Logistics Assets and (4) Marketing and Distribution. The financial results of our hedging activities are reported in Other.

The Natural Gas Gathering and Processing division includes assets used in the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities. The Field Gathering and Processing segment assets are located in North Texas and the Permian Basin and the Coastal Gathering and Processing segment assets are located in the onshore region of the Louisiana Gulf Coast and the Gulf of Mexico.

The NGL Logistics and Marketing division is also referred to as our Downstream Business. It includes all the activities necessary to convert raw natural gas liquids into NGL products, market the finished products and provide certain value added services.

The Logistics Assets segment is involved in transporting and storing mixed NGLs and fractionating, storing, and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our gathering and processing segments and are predominantly located in Mont Belvieu, Texas and Southwestern Louisiana.

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes (1) marketing our own natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to us from our Gathering and Processing segments and the purchase and resale of natural gas in selected United States markets.

The Other segment contains the results of our derivatives and hedging transactions. Eliminations of inter-segment transactions are reflected in the eliminations column.

Our reportable segment information is shown in the following tables:

	Year Ended December 31, 2009
	Field	Coastal
	Gathering	Gathering		Marketing		Corporate
	and	and	Logistics	and		and
	Processing	Processing	Assets	Distribution	Other	Eliminations	Total
	(in millions)

Revenues	$192.4	$392.0	$79.8	$3,802.1	$69.7	$—	$4,536.0
Intersegment revenues	780.1	520.8	79.6	337.5	—	(1,718.0)	—

Revenues	972.5	912.8	159.4	4,139.6	69.7	(1,718.0)	4,536.0

Operating margin	$184.2	$89.1	$77.5	$89.4	$69.7	$—	$509.9

Other financial information:
Total assets	1,770.9	497.9	414.3	450.7	65.2	168.5	3,367.5
Capital expenditures	53.4	14.5	15.8	16.0	2.2	—	101.9

	Year Ended December 31, 2008
	Field	Coastal
	Gathering	Gathering		Marketing		Corporate
	and	and	Logistics	and		and
	Processing	Processing	Assets	Distribution	Other	Eliminations	Total
	(in millions)

Revenues	$415.8	$781.4	$69.1	$6,797.7	$(65.1)	$—	$7,998.9
Intersegment revenues	1,530.8	735.5	103.4	619.5	—	(2,989.2)	—

Revenues	1,946.6	1,516.9	172.5	7,417.2	(65.1)	(2,989.2)	7,998.9

Operating margin	385.4	103.7	40.0	41.2	(65.1)	—	505.2

Other financial information:
Total assets	1,938.7	529.8	421.6	365.6	220.6	165.5	3,641.8
Capital expenditures	82.7	16.3	37.2	4.2	5.1	—	145.5

	Year Ended December 31, 2007
	Field	Coastal
	Gathering	Gathering		Marketing		Corporate
	and	and	Logistics	and		and
	Processing	Processing	Assets	Distribution	Other	Eliminations	Total
	(in millions)

Revenues	$331.1	$577.3	$53.5	$6,336.6	$(1.3)	$—	$7,297.2
Intersegment revenues	1,299.7	691.7	81.0	391.9	—	(2,464.3)	—

Revenues	1,630.8	1,269.0	134.5	6,728.5	(1.3)	(2,464.3)	7,297.2

Operating margin	$321.2	$87.0	$32.7	$85.0	$(1.3)	$—	$524.6

Other financial information:
Total assets	1,863.5	402.2	403.3	940.3	61.8	124.0	3,795.1
Capital expenditures	64.0	17.6	34.2	0.8	1.9	—	118.5

The following table shows our revenues by product and services for each period presented:

	Year Ended December 31,
	2009	2008	2007

Natural gas sales	$809.4	$1,590.3	$1,229.1
NGL sales	3,365.3	6,148.4	5,826.3
Condensate sales	95.5	131.5	99.5
Fractionation and treating fees	58.5	66.8	52.6
Storage and terminalling fees	41.0	33.0	30.2
Transportation fees	43.4	39.2	33.7
Gas processing fees	24.0	22.0	22.6
Hedge settlements	69.7	(65.1)	4.1
Business interruption insurance	21.5	32.9	7.3
Other	7.7	(0.1)	(8.2)

	$4,536.0	$7,998.9	$7,297.2

The following table is a reconciliation of operating margin to net income for each period presented:

	Year Ended December 31,
	2009	2008	2007

Reconciliation of operating margin to net income:
Operating margin	$509.9	$505.2	$524.6
Depreciation and amortization expense	(170.3)	(160.9)	(148.1)
General and administrative expense	(120.4)	(96.4)	(96.3)
Interest expense, net	(132.1)	(141.2)	(162.3)
Income tax expense	(20.7)	(19.3)	(23.9)
Other, net	12.7	47.0	10.2

Net income	$79.1	$134.4	$104.2

Note 20—	Other Operating Income

Our other operating (income) expense consists of the following items for the periods indicated:

	Year Ended December 31,
	2009	2008	2007

Abandoned project costs	$5.6	$—	$—
Casualty loss (gain) adjustment (see Note 11)	(3.7)	19.3	—
Loss (gain) on sale of assets(1)	0.1	(5.9)	(0.1)

	$2.0	$13.4	$(0.1)

(1)	For 2008, $5.8 million of the gain on sale of assets was due to a like-kind exchange. See Note 21.

Note 21—	Supplemental Cash Flow Information

The following table provides supplemental cash flow information for each period presented:

	Year Ended December 31,
	2009	2008	2007

Cash:
Interest paid	$82.4	$94.2	$133.6
Income taxes paid (received)	6.5	1.6	3.6
Business interruption insurance receipts	19.2	15.9	11.7
Non-cash:
Inventory line-fill transferred to property, plant and equipment	9.8	—	—
Like-kind exchange of property, plant and equipment	—	5.8	—
Paid-in-kind interest refinanced to Holdco principal	25.9	38.2	19.3
Settlement of Partnership notes	—	14.1	—
Distribution of property to noncontrolling interest	—	14.8	—

Note 22—	Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

We operate in the midstream energy industry. Our business activities include gathering, transporting, processing, fractionating and storage of natural gas, NGLs and crude oil. Our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, condensate and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of natural gas, NGLs and condensate transported, gathered or processed at our facilities. A material decrease in natural gas or condensate production or condensate refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and condensate handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, as well as changes in interest rates. The fair value of our commodity and interest rate derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Commodity Price Risk.  A majority of the revenues from our natural gas gathering and processing business are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged.

In an effort to reduce the variability of our cash flows we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, we typically limit our use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. We utilize purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. Our commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Interest Rate Risk.  We are exposed to changes in interest rates, primarily as a result of our variable rate borrowings under our credit facility. In an effort to reduce the variability of our cash flows, we have entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of our variable rate debt is effectively fixed for the term of each agreement.

Counterparty Risk—Credit and Concentration

Financial instruments which potentially subject us to concentrations of credit risk consist primarily of commodity derivative instruments and trade accounts receivable.

Derivative Counterparty Risk

Where we are exposed to credit risk in our financial instrument transactions, management analyzes the counterparty’s financial condition prior to entering into an agreement, establishes credit and/or margin limits and monitors the appropriateness of these limits on an ongoing basis. Generally, management does not require collateral and does not anticipate nonperformance by our counterparties.

We have master netting agreements with most of our hedge counterparties. These netting agreements allow us to net settle asset and liability positions with the same counterparties. As of December 31, 2009, we had $7.4 million in liabilities to offset the default risk of counterparties with which we also had asset positions of $25.9 million as of that date.

Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.

As of December 31, 2009, affiliates of Goldman Sachs and Bank of America (“BofA”) accounted for 93% and 5% of our counterparty credit exposure related to commodity derivative instruments. Goldman Sachs and BofA are major financial institutions, each possessing investment grade credit ratings based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.

Customer Credit Risk

We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use prepayments and guarantees to limit credit risk to ensure that our established credit criteria are met. The following table summarizes the activity affecting our allowance for bad debts:

	Year Ended December 31,
	2009	2008	2007

Balance at beginning of period	$9.4	$1.1	$0.8
Additions	—	8.3	0.4
Deductions	(1.3)	—	—
Write-offs	(0.1)	—	(0.1)

Balance at end of period	$8.0	$9.4	$1.1

Significant Commercial Relationships

We are exposed to concentration risk when a significant customer or supplier accounts for a significant portion of our business activity. The following table lists the percentage of our consolidated sales or purchases with customers and suppliers which accounted for more than 10% of our consolidated revenues and consolidated product purchases for the periods indicated:

	Year Ended December 31,
	2009	2008	2007

% of consolidated revenues:
Chevron Phillips Chemical Company LLC	15%	19%	26%
% of consolidated product purchases:
Louis Dreyfus Energy Services L.P.	11%	9%	13%

Casualties and Other Risks

We maintain coverage in various insurance programs, which provide us with property damage, business interruption and other coverages which are customary for the nature and scope of our operations. The financial impact of storm events such as Hurricanes Katrina and Rita, and more recently Hurricanes Gustav and Ike, as well as the current economic environment, have affected many insurance carriers, and may affect their ability to meet their obligation or trigger limitations in certain insurance coverages. At present, there is no indication of any of our insurance carriers being unable or unwilling to meet its coverage obligations.

We believe that we maintain adequate insurance coverage, although insurance will not cover every type of interruption that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies have increased substantially, and in some instances, certain insurance may become unavailable, or available for only reduced amounts of coverage. As a result, we may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all.

If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to meet our obligations under various agreements with our lenders.

Note 23—	Restatement of Consolidated Balance Sheets, Statement of Changes in Owners’ Equity and Statements of Comprehensive Income (Loss)

We determined that we had incorrectly accounted for certain changes in our ownership interest in underlying equity of the Partnership and restated our controlling and noncontrolling interest applicable to the Partnership. Under our previous accounting, noncontrolling interest consisted primarily of the investment by partners other than TRI Resources Inc., including those partners’ share of net income, distributions and accumulated other comprehensive income (loss) of the Partnership. The noncontrolling interest and additional paid-in capital of the Company, however, were not adjusted for changes in the equity of the Partnership that occurred as a result of transactions by the Partnership in its sale of additional common units and acquisitions of assets, liabilities and operations from the Company.

Under the restated accounting, controlling and noncontrolling interest will equal their percentage share of the underlying owners’ equity of the Partnership at any given balance sheet date. The restated accounting changes how notional gains and losses related to the transactions described above are reported in our owners’ equity. The restated accounting includes these gains and losses as adjustments to additional paid-in capital and are presented in our statement of changes in owners’ equity as “Impact from equity transactions of the Partnership.” We continue to report the apportionment of net income (loss) between Targa and the noncontrolling interest based on relative ownership shares adjusted quarterly for the impact of any general partner incentive distributions.

We have reported the restatement in the accompanying financial statements. We applied the restatement retrospectively to the inception of the Partnership in February 2007. The impact of the restatement is to increase additional paid-in capital with a corresponding reduction in noncontrolling interest of $259.4, $262.3, and $262.7 million at December 31, 2009, 2008 and 2007. Additionally, as a result of such restatements, previously accrued dividends on preferred stock have been recorded as reductions to additional paid-in capital and accumulated deficit. The accrued preferred dividends have also been reclassified from long-term liabilities to preferred stock. There was no impact to our previously reported consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of cash flows, total assets, total liabilities or total equity.

The following tables summarize the effects of the restatement on our previously issued financial statements for the year ended December 31, 2009, 2008 and 2007.

	December 31, 2009
		Adjustment	Adjustment
		Related to	Related to
		Ownership	Preferred
	As Reported	Interest	Dividends	As Restated

Total assets	$3,367.5	$—	$—	$3,367.5

Total liabilities	2,345.2	—	(41.0)	2,304.2
Preferred Stock	267.4		41.0	308.4
Common stock	—	—		—
Additional paid-in capital	4.6	259.4	(70.0)	194.0
Accumulated deficit	(155.8)	—	70.0	(85.8)
Accumulated other comprehensive loss	(20.3)			(20.3)
Treasury Stock	(0.5)	—	—	(0.5)

Total Targa Resources Corp. Stockholders’ equity	(172.0)	259.4	—	87.4
Noncontrolling interest in subsidiaries	926.9	(259.4)	—	667.5

Total owners’ equity	754.9	—	—	754.9

Total liabilities and owners’ equity	$3,367.5	$—	$—	$3,367.5

	December 31, 2008
		Adjustment	Adjustment
		Related to	Related to
		Ownership	Preferred
	As reported	Interest	Dividends	As Restated

Total assets	$3,641.8	$—	$—	$3,641.8

Total liabilities	2,552.4	—	(23.2)	2,529.2
Preferred Stock	267.4		23.2	290.6
Common stock	—	—		—
Additional paid-in capital	4.3	262.3	(52.4)	214.2
Accumulated deficit	(167.5)	—	52.4	(115.1)
Accumulated other comprehensive loss	36.1			36.1
Treasury Stock	(0.5)	—	—	(0.5)

Total Targa Resources Corp. Stockholders’ equity	(127.6)	262.3	—	134.7
Noncontrolling interest in subsidiaries	949.6	(262.3)	—	687.3

Total owners’ equity	822.0	—	—	822.0

Total liabilities and owners’ equity	$3,641.8	$—	$—	$3,641.8

	December 31, 2007
		Adjustment	Adjustment
		Related to	Related to
		Ownership	Preferred
	As reported	Interest	Dividends	As Restated

Total assets	$3,795.1	$—	$—	$3,795.1

Total liabilities	2,953.6	—	(6.4)	2,947.2
Preferred Stock	267.4	—	6.4	273.8
Common stock	—	—		—
Additional paid-in capital	3.2	262.7	(35.5)	230.4
Accumulated deficit	(187.9)	—	35.5	(152.4)
Accumulated other comprehensive loss	(56.3)			(56.3)
Treasury Stock	—	—	—	—

Total Targa Resources Corp. Stockholders’ equity	(241.0)	262.7	—	21.7
Noncontrolling interest in subsidiaries	815.1	(262.7)	—	552.4

Total owners’ equity	574.1	—	—	574.1

Total liabilities and owners’ equity	$3,795.1	$—	$—	$3,795.1

Additionally, in our Consolidated Statements of Comprehensive income, we incorrectly applied other comprehensive income (loss) items attributable to Targa Resources Corp. to net income rather than net income attributable to Targa Resources Corp. The following table summarizes the amounts as reported and as restated in our Consolidated Statement of Comprehensive Income (Loss) for the years ended December 31, 2009 and 2008 related to this correction:

	For The Year Ended		For The Year Ended
	December 31, 2009		December 31, 2008
	As Reported	As Restated	As Reported	As Restated

Net income	$79.1	NR	$134.4	NR
Net income attributable to Targa Resources Corp.	NR	$29.3	NR	$37.3
Comprehensive income (loss) attributable to Targa Resources Corp.	$51.0	$(27.1)	$21.5	$129.7

Total comprehensive income (loss)	$22.7	$(55.4)	$226.8	$335.0

NR –	This financial statement caption not reported on the “As Reported” or “As Restated” consolidated statement of comprehensive income as indicated above.

Note 24 —	Subsequent Events

Reverse Stock Split

•	On December 6, 2010, the pricing of our common shares being sold in our initial public offering (“IPO”) was set at $22.00 per common share, less underwriting discounts and commissions of $1.21 per common share, providing net proceeds to the selling stockholders of $20.79 per common share. We received no proceeds from this offering.

•	On December 6, 2010, our Board of Directors approved a 1 for 2.03 reverse stock split of our common stock and a proportional adjustment to the existing conversion ratio for the Series B Stock upon the pricing of our common shares in connection with our IPO. On December 10, 2010, the reverse stock split was effected. All share amounts in our financial statements including the options and restricted share amounts included in Note 12 have been retrospectively adjusted to account for the impact of this reverse stock split.

Other (unaudited)

•	On November 22, 2010, we paid an $18.0 million distribution to the Series B preferred shareholders. The cash distribution represents a portion of the accreted value of the Series B stock included in our December 31, 2009 balance sheet.

•	On December 6, 2010, the Compensation Committee approved initial awards of an aggregate 1.35 million shares of restricted stock under the New Incentive Plan to employees, including our named executive officers. Additionally, the Compensation Committee approved a bonus award of 556,514 common shares and $3 million cash to the executive team in connection with the IPO. The incentive awards related to our IPO will result in approximately $14.2 million in additional compensation expense that will be recorded in the fourth quarter of 2010. These awards were granted on December 10, 2010.

•	On December 10, 2010, all of our Series B stock converted to common stock in based on (a) a conversion ratio of one share of our Series B stock to 4.92 shares of our Common Stock plus (b) the accreted value per share of the Series B stock divided by the IPO price after deducting underwriter discounts and commissions.

•	On December 10, 2010, the Underwriters of our IPO exercised their option to purchase an additional 2,456,250 common shares from certain selling shareholders. This over-allotment exercise was also at the $22.00 per common share price, less underwriting discounts and commissions of $1.21 per common share, providing net proceeds to the selling stockholders of $20.79 per common share. We received no proceeds from this offering.

•	Certain assets that were spun-off to the existing shareholders prior to the close of our IPO on December 10, 2010 had an associated project abandonment charge of $5.6 million in 2009.

Note 25 —	Pro Forma Earnings per Share for Preferred Conversion (Unaudited)

Pro forma basic and diluted net income per share of common stock (unaudited) has been computed to give effect to the assumed conversion of the Series B stock into common stock as if it had occurred on January 1, 2009. The unaudited pro forma basic and diluted net loss per share does not give effect to the issuance of shares under the new long term incentive plan that occurred in connection with the initial public offering. Also, the numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove the dividends on Series B stock and the undistributed earnings attributable to preferred shareholders as these events would not have occurred if the conversion of the Series B stock to common shares had occurred at the beginning of the period.

The following table sets forth the computation of our pro forma basic and diluted net income per share of common stock (unaudited) (in millions, except per share amounts):

Year Ended
December 31,
2009

Net income available to common shareholders (historical)	$—
Dividends on Series B Preferred Stock	17.8
Undistributed earnings attributable to preferred shareholders	11.5

Net income attributable to Targa Resources Corp.	$29.3

Weighted average shares used in computing net loss per common share, basic and diluted	3.8
Pro forma share adjustments to reflect conversion of Series B stock	35.4

Weighted average shares used in computing pro forma net income per share, basic	39.2
Shares related to non-vested restricted stock and options	0.4

Weighted average shares used in computing pro forma net income per share, diluted	39.6

Pro forma net income per share of common stock, basic	$0.75

Pro forma net income per share of common stock, diluted	$0.74

TARGA RESOURCES CORP.

CONSOLIDATED BALANCE SHEETS

	Historical	Pro Forma	Historical
	September 30,	September 30,	December 31,
	2010	2010	2009
	(unaudited) (In millions)
ASSETS
Current assets:
Cash and cash equivalents	$350.0	$332.0	$252.4
Trade receivables, net of allowances of $7.8 million and $8.0 million	350.5	350.5	404.3
Inventory	55.0	55.0	39.4
Assets from risk management activities	37.9	37.9	32.9
Other current assets	10.3	10.3	16.0

Total current assets	803.7	785.7	745.0

Property, plant and equipment, at cost	3,276.3	3,276.3	3,193.3
Accumulated depreciation	(781.4)	(781.4)	(645.2)

Property, plant and equipment, net	2,494.9	2,494.9	2,548.1
Long-term assets from risk management activities	27.5	27.5	13.8
Other long-term assets	133.9	133.9	60.6

Total assets	$3,460.0	$3,442.0	$3,367.5

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$174.0	$174.0	$206.4
Accrued liabilities	314.5	314.5	304.3
Current maturities of debt	—	—	12.5
Liabilities from risk management activities	20.5	20.5	29.2
Deferred income taxes	16.0	16.0	1.4

Total current liabilities	525.0	525.0	553.8

Long-term debt, less current maturities	1,663.4	1,663.4	1,593.5
Long-term liabilities from risk management activities	29.0	29.0	43.8
Deferred income taxes	84.6	84.6	50.0
Other long-term liabilities	66.9	66.9	63.1
Commitments and contingencies (see Note 11)
Convertible cumulative participating series B preferred stock ($0.001 par value; 10.0 million shares authorized, 6.4 million shares issued and outstanding at September 30, 2010 and December 31, 2009 and zero shares issued and outstanding on a pro forma basis as of September 30, 2010)	96.8	—	308.4
Owners’ equity:
Targa Resources Corp. stockholders’ equity:
Common stock ($0.001 par value, 90.0 million shares authorized, 5.1 million and 3.9 million issued and outstanding at September 30, 2010 and December 31, 2009 and 40.5 million shares outstanding on a pro forma basis as of September 30, 2010)	—	—	—
Additional paid-in capital	151.4	230.2	194.0
Accumulated deficit	(93.0)	(93.0)	(85.8)
Accumulated other comprehensive income (loss)	1.0	1.0	(20.3)
Treasury stock, at cost	(0.6)	(0.6)	(0.5)

Total Targa Resources Corp. stockholders’ equity	58.8	137.6	87.4
Noncontrolling interest in subsidiaries	935.5	935.5	667.5

Total owners’ equity	994.3	1,073.1	754.9

Total liabilities and owners’ equity	$3,460.0	$3,442.0	$3,367.5

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,
	2010	2009
	(unaudited)
	(in millions, except per common share data)

Revenues	$3,942.0	$3,145.0

Costs and expenses:
Product purchases	3,387.6	2,624.9
Operating expenses	190.4	182.7
Depreciation and amortization expenses	136.9	127.9
General and administrative expenses	81.0	83.6
Other	(0.4)	1.8

	3,795.5	3,020.9

Income from operations	146.5	124.1
Other income (expense):
Interest expense, net	(83.9)	(102.8)
Equity in earnings of unconsolidated investments	3.8	3.2
Gain (Loss) on debt repurchases (see Note 5)	(17.4)	(1.5)
Gain (Loss) on early debt extinguishment (See Note 5)	8.1	10.4
Gain (Loss) on mark-to-market derivative instruments	(0.4)	0.8
Other income	0.8	1.6

Income before income taxes	57.5	35.8
Income tax (expense) benefit:
Current	(0.9)	(0.3)
Deferred	(17.6)	(4.8)

	(18.5)	(5.1)

Net income	39.0	30.7
Less: Net income attributable to noncontrolling interest	46.2	17.7

Net income (loss) attributable to Targa Resources Corp.	(7.2)	13.0
Dividends on Series B preferred stock	(8.4)	(13.2)
Distributions to common equivalents	(177.8)	—

Net loss available to common shareholders	(193.4)	(0.2)

Net loss available per common share	$(43.74)	$(0.05)

Weighted average shares outstanding — basic and diluted	4.4	3.8
Pro forma net loss per common share — basic and diluted	$(0.18)
Pro forma weighted average shares outstanding — basic and diluted	39.8

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Nine Months Ended
	September 30,
	2010	2009
	(unaudited)
	(in millions)

Net income (loss) attributable to Targa Resources Corp.	$(7.2)	$13.0
Other comprehensive income (loss) attributable to Targa Resources Corp.:
Commodity hedging contracts:
Change in fair value	43.9	(16.5)
Reclassification adjustment for settled periods	(2.0)	(34.9)
Interest rate hedges:
Change in fair value	(2.5)	(7.1)
Reclassification adjustment for settled periods	1.5	7.2
Related income taxes	(19.6)	17.4

Other comprehensive income (loss) attributable to Targa Resources Corp.	21.3	(33.9)

Comprehensive income (loss) attributable to Targa Resources Corp.	14.1	(20.9)

Net income attributable to noncontrolling interest	46.2	17.7
Other comprehensive income (loss) attributable to noncontrolling interest:
Commodity hedging contracts:
Change in fair value	44.2	(27.2)
Reclassification adjustment for settled periods	(6.1)	(24.2)
Interest rate swaps:
Change in fair value	(21.0)	(0.7)
Reclassification adjustment for settled periods	6.9	5.2

Other comprehensive income (loss) attributable to noncontrolling interest	24.0	(46.9)

Comprehensive income (loss) attributable to noncontrolling interest	70.2	(29.2)

Total comprehensive income (loss)	$84.3	$(50.1)

See notes to consolidated financial statements

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY

					Accumulated
					Other
			Additional		Comprehensive			Non
	Common Stock		Paid in	Accumulated	Income	Treasury Stock		Controlling
	Shares	Amount	Capital	Deficit	(Loss)	Shares	Amount	Interest	Total
	(Unaudited)
	(In millions, except shares in thousands)

Balance, December 31, 2009	3,910	$—	$194.0	$(85.8)	$(20.3)	98	$(0.5)	$667.5	$754.9
Issuance of non-vested common stock	30	—	—	—	—	—	—	—	—
Option exercises	1,190	—	0.9	—	—	—	—	—	0.9
Repurchases of common stock	—	—	—	—	—	12	(0.1)	—	(0.1)
Proceeds from Partnership equity offerings	—	—	—	—	—	—	—	318.1	318.1
Proceeds from secondary offering of interests in the Partnership	—	—	—	—	—	—	—	224.4	224.4
Impact of equity transactions of the Partnership	—	—	243.5	—	—	—	—	(243.5)	—
Tax impact of secondary offering	—	—	(79.1)	—	—	—	—	—	(79.1)
Distributions	—	—	(200.0)	—	—	—	—	(101.2)	(301.2)
Dividends on Series B preferred stock	—	—	(8.4)	—	—	—	—	—	(8.4)
Amortization of equity awards	—	—	0.5	—	—	—	—	—	0.5
Other comprehensive income	—	—	—	—	21.3	—	—	24.0	45.3
Net income (Loss)	—	—	—	(7.2)	—	—	—	46.2	39.0

Balance, September 30, 2010	5,130	$—	$151.4	$(93.0)	$1.0	110	$(0.6)	$935.5	$994.3

TARGA RESOURCES CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(In millions)

Cash flows from operating activities
Net income (loss)	$39.0	$30.7
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization in interest expense	6.2	7.7
Paid-in-kind interest expense	9.0	20.7
Amortization in general and other administrative expense	0.5	0.7
Depreciation and amortization expense	136.9	127.9
Accretion of asset retirement obligations	2.4	2.2
Deferred income tax expense	17.6	4.8
Equity in earnings of unconsolidated investments, net of distributions	1.2	0.7
Risk management activities	(16.5)	35.1
Gain on sale of assets	(0.4)	—
Loss on debt repurchases	17.4	1.5
Gain on early debt extinguishment	(8.1)	(10.4)
Interest payments on Holdco loan facility	(23.1)	(6.0)
Changes in operating assets and liabilities
Accounts receivable and other assets	(7.8)	(33.8)
Inventory	(16.0)	17.9
Accounts payable and other liabilities	(54.3)	3.2

Net cash provided by operating activities	104.0	202.9

Cash flows from investing activities
Additions to property, plant and equipment	(84.2)	(74.9)
Proceeds from property insurance	—	23.8
Other	2.4	0.4

Net cash used in investing activities	(81.8)	(50.7)

Cash flows from financing activities
Repurchases of Holdco loan facility	(108.3)	(33.3)
Repayments of senior secured debt	—	(456.9)
Repayments of senior secured credit facility	—	(95.9)
Senior secured term loan facility
Borrowings	495.0	—
Repayments	(557.2)	—
Senior secured credit facility of the Partnership:
Borrowings	1,178.1	397.6
Repayments	(904.0)	(374.9)
Repurchases of senior notes	(260.9)	(18.9)
Proceeds from issuance of senior notes of the Partnership	250.0	237.4
Distributions to noncontrolling interest	(101.2)	(73.7)
Proceeds from sale of limited partner interests in the Partnership	224.4	—
Proceeds from partnership equity offering	318.1	—
Contributions from noncontrolling interest	—	104.2
Repurchases of common stock	(0.1)	—
Stock options exercised	0.9	—
Distributions to preferred shareholders	(219.9)	—
Distributions to common and common equivalent shareholders	(200.0)	—
Costs incurred in connection with financing arrangements	(39.5)	(12.7)

Net cash provided by (used in) financing activities	75.4	(327.1)

Net change in cash and cash equivalents	97.6	(174.9)
Cash and cash equivalents, beginning of period	252.4	362.8

Cash and cash equivalents, end of period	$350.0	$187.9

See notes to consolidated financial statements

TARGA RESOURCES CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1—Organization and Operations

Organization and Operations

Targa Resources Corp., formerly Targa Resources Investments Inc., is a Delaware corporation formed on October 27, 2005. Unless the context requires otherwise, references to “we,” “us,” “our,” “the Company” or “Targa” are intended to mean the consolidated business and operations of Targa Resources Corp. Our only significant asset is our ownership of 100% of the outstanding capital stock of Targa Resources Investment Sub Inc., an intermediate holding company, whose sole asset is its ownership of 100% of the outstanding capital stock of TRI Resources Inc., formerly Targa Resources, Inc. (“TRI”).

Our business operations consist of natural gas gathering and processing, and the fractionation, storing, terminalling, transporting, distributing and marketing of NGL liquids (“NGLs”). Essentially all these business operations are currently owned by Targa Resources Partners LP (the “Partnership”), a publicly traded master limited partnership. Targa Resources GP LLC, the general partner of the Partnership is wholly owned by us.

Basis of Presentation

These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements but does not include disclosures required by GAAP for annual periods. The unaudited consolidated financial statements for the nine months ended September 30, 2010 and 2009 include all adjustments and disclosures which we believe are necessary for a fair presentation of the results for the interim periods.

Our financial results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010. These unaudited consolidated financial statements and other information included in this Quarterly Report should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report.

As of September 30, 2010, we own a 17.1% interest in the Partnership, including our 2% general partner interest. The Partnership is consolidated within our financial statements under the presumption, as well as presence, of general partner control in accordance with GAAP.

In preparing the accompanying consolidated financial statements, the Company has reviewed, as determined necessary by the Company, events that have occurred after September 30, 2010, up until December 10, 2010.

Reverse Stock Split.

On December 10, 2010, we effected a 1 for 2.03 reverse stock split of our common stock and a proportional adjustment to the existing conversion ratio for the Convertible Cumulative Participating Series B Preferred Stock (“Series B”) upon the pricing of our common shares in connection with our qualified public offering. See Note 20. Accordingly, all common share and per common share amounts in our financial statements and notes thereto, have been retrospectively adjusted to account for the impact of this reverse stock split and adjustment of the Series B conversion ratio.

Pro Forma Balance Sheet

The Pro Forma Balance Sheet presents our cash, Series B stock and stockholders’ equity balances as though the $18.0 million distribution to the Series B shareholders and the conversion of the remaining Series B stock into shares of common stock on a 1 to 4.92 basis had occurred as of September 30, 2010.

Note 2	—Out of Period Adjustments

During 2009, we recorded adjustments related to prior periods which decreased our income before income taxes for 2009 by $5.4 million. The adjustments consisted of $7.2 million related to debt issue costs that should have been expensed during 2007 and $1.8 million of revenue which should have been recorded during 2006.

Had these adjustments been previously recorded in their appropriate periods, net income attributable to Targa for the year ended December 31, 2009 would have increased by $3.4 million.

After evaluating the quantitative and qualitative aspects of these errors, we concluded that our previously issued financial statements were not materially misstated and the effect of recognizing these adjustments in the 2009 financial statements were not material to the 2009 or 2007 results of operations, financial position, or cash flows.

Note 3	—Accounting Policies and Related Matters

Accounting Policy Updates/Revisions

The accounting policies followed by us are set forth in Note 3 of the Notes to Consolidated Financial Statements in our Annual Report for the year ended December 31, 2009, and are supplemented by the notes to these consolidated financial statements. There have been no significant changes to these policies and it is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes included in our Annual Report.

Accounting Pronouncements Recently Adopted

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures About Fair Value Measurements,” which provides amendments to fair value disclosures. ASU 2010-06 requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The revised guidance for transfers into and out of Level 1 and Level 2 categories, as well as increased disclosures around inputs to fair value measurement, was adopted January 1, 2010. The amendments to Level 3 disclosures were delayed until periods beginning after December 15, 2010 and are not anticipated to have a material impact on our financial statements upon adoption.

Note 4—Property, Plant and Equipment

Property, plant and equipment, at cost, were as follows as of the dates indicated:

	September 30,	December 31,	Range of
	2010	2009	Years

Natural gas gathering systems	$1,616.3	$1,578.0	5 to 20
Processing and fractionation facilities	961.9	956.0	5 to 25
Terminalling and natural gas liquids storage facilities	249.1	246.6	5 to 25
Transportation assets	272.7	271.6	10 to 25
Other property, plant and equipment	68.3	66.2	3 to 25
Land	52.9	52.7	—
Construction in progress	55.1	22.2	—

	$3,276.3	$3,193.3

Note 5—Debt Obligations

Consolidated debt obligations consisted of the following as of the dates indicated:

	September 30,	December 31,
	2010	2009

Long-term debt:
Obligations of Targa:
Holdco loan facility, variable rate, due February 2015(1)	$230.2	$385.4
Obligations of TRI:
Senior secured revolving credit facility, variable rate, due July 2014(2)	—	—
Senior secured term loan facility, variable rate, due October 2012	—	62.2
Senior unsecured notes, 8 1/2% fixed rate, due November 2013	—	250.0
Obligations of the Partnership:(3)
Senior secured revolving credit facility, variable rate, due February 2012	—	479.2
Senior secured revolving credit facility, variable rate, due July 2015(4)	753.3	—
Senior unsecured notes, 8 1/4% fixed rate, due July 2016	209.1	209.1
Senior unsecured notes, 11 1/4% fixed rate, due July 2017	231.3	231.3
Unamortized discounts, net of premiums	(10.5)	(11.2)
Senior unsecured notes, 7 7/8% fixed rate, due October 2018	250.0	—

Total debt	1,663.4	1,606.0
Current maturities of debt	—	(12.5)

Total long-term debt	1,663.4	1,593.5

Irrevocable standby letters of credit:
Letters of credit outstanding under senior secured credit agreement	3.0	—
Letters of credit outstanding under senior secured synthetic letter of credit facility	—	9.5
Letters of credit outstanding under senior secured revolving credit facility of the Partnership	101.5	108.4

	$104.5	$117.9

(1)	Quarterly, we make an election to pay interest when due or refinance the interest as part of our long-term debt.

(2)	As of September 30, 2010, availability under TRI’s senior secured revolving credit facility was $72.0 million, after giving effect to $3.0 million in outstanding letters of credit.

(3)	We consolidate the debt of the Partnership with that of our own; however, we do not have the obligation to make interest payments or debt payments with respect to the debt of the Partnership.

(4)	As of September 30, 2010, availability under the Partnership’s senior secured revolving credit facility was $245.2 million.

The following table shows the range of interest rates paid and weighted average interest rate paid on our variable-rate debt obligations during the nine months ended September 30, 2010:

	Range of Interest	Weighted Average
	Rates Paid	Interest Rate Paid

Holdco loan facility of Targa	5.2% to 5.3%	5.3%
Senior secured term loan facility of TRI, due 2016	5.8% to 6.0%	5.8%
Senior secured revolving credit facility of the Partnership	1.2% to 5.0%	1.9%

Compliance with Debt Covenants

As of September 30, 2010, we are in compliance with the covenants contained in our various debt agreements.

Holdco Credit Agreement

During the nine months ended September 30, 2010, we completed transactions that have been recognized in our consolidated financial statements as a debt extinguishment, and recognized a pretax gain of $32.8 million. The transactions, executed by TRI, were payments of $131.4 million to acquire $164.2 million of outstanding borrowings (including accrued interest of $23.1 million) under our Holdco credit agreement (“Holdco debt”) and write offs of associated debt issue costs totaling $1.2 million.

During the nine months ended September 30, 2009, we completed a transaction that has been recognized in our consolidated financial statements as a debt extinguishment, and recognized a pretax gain of $24.5 million. The transactions executed by TRI were payments of $39.3 million to acquire $64.5 million of outstanding borrowings (including accrued interest of $6.0 million) under our Holdco debt.

Senior Secured Credit Agreement of TRI

On January 5, 2010 TRI entered into a senior secured credit agreement (the “credit agreement”) providing senior secured financing of $600.0 million, consisting of:

•	$500.0 million senior secured term loan facility; and

•	$100.0 million senior secured revolving credit facility (the “credit facility”).

The entire amount of TRI’s credit facility is available for letters of credit and includes a limited borrowing capacity for borrowings on same-day notice. TRI may increase the commitments under our credit facility in an aggregate amount up to $75.0 million, subject to the satisfaction of certain conditions and lender approval.

Borrowings under the credit agreement will bear interest at a rate equal to an applicable margin, plus at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank, (2) the federal funds rate plus 0.5%, and (3) solely in the case of term loans, 3%, or (b) LIBOR as determined by reference to the higher of (1) the British Bankers Association LIBOR Rate and (2) solely in the case of term loans, 2%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, TRI is required to pay other fees. TRI is required to pay a commitment fee equal to 0.75% of the currently unutilized commitments thereunder. The commitment fee rate may fluctuate based upon TRI’s leverage ratios. TRI is also required to pay a fronting fee equal to 0.25% on outstanding letters of credit.

The credit agreement requires TRI to prepay loans outstanding under the senior secured term loan facility, subject to certain exceptions, with:

•	50% of our annual excess cash flow (which percentage will be reduced to 25% if our total leverage ratio is no more than 3.00 to 1.00 and to 0% if our total leverage ratio is no more than 2.50 to 1.00);

•	up to 100% of the net cash proceeds of all non-ordinary course asset sales, transfers or other dispositions of property, subject to our consolidated leverage ratio; and

•	100% of the net cash proceeds of any incurrence of debt, other than debt permitted under the credit agreement.

During the nine months ended September 30, 2010, our term loan facility was paid in full, including the mandatory prepayments of $422.9 million as disclosed in Note 7.

All obligations under the credit agreement and certain secured hedging arrangements are unconditionally guaranteed, subject to certain exceptions, by each of TRI’s existing and future domestic restricted subsidiaries, referred to, collectively, as the guarantors. TRI has pledged the following assets, subject to certain exceptions, as collateral:

•	the capital stock and other equity interests held by TRI or any guarantor; and

•	a security interest in, and mortgages on, TRI’s and its guarantors’ tangible and intangible assets.

The credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, TRI’s ability to incur additional indebtedness (including guarantees and hedging obligations); create liens on assets; enter into sale and leaseback transactions; engage in mergers or consolidations; sell assets; pay dividends and make distributions or repurchase capital stock and other equity interests; make investments, loans or advances; make capital expenditures; repay, redeem or repurchase certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend certain debt and other material agreements; change TRI’s lines of business; and impose certain restrictions on restricted subsidiaries that are not guarantors, including restrictions on the ability of such subsidiaries that are not guarantors to pay dividends.

The credit agreement requires TRI to maintain certain specified maximum total leverage ratios and certain specified minimum interest coverage ratios. In each case we are required to comply with certain limitations, including minimum cash consideration requirements.

On January 5, 2010, concurrent with the execution of the credit agreement, TRI borrowed $500.0 million on the term loan facility net of a $5.0 million discount. There was no initial funding on the revolving credit line. The proceeds from the term loan were used to:

•	complete the cash tender offer and consent solicitation for all $250.0 million of TRI’s outstanding 8 1/2% senior notes due 2013;

•	repay the outstanding balance of $62.2 million on TRI’s existing senior secured term loan due 2012;

•	purchase $164.2 million in face value of the Holdco Notes for $131.4 million; and

•	fund working capital and pay fees and expenses under the credit agreement.

During the nine months ended September 30, 2010, TRI incurred a loss on early debt extinguishments of $8.1 million from the write-off of debt issue costs related to the repayments of TRI’s term loan and the cash tender offer for the outstanding 8 1/2% senior notes due 2013 as discussed above.

During the nine months ended September 30, 2009, TRI also incurred a loss on debt repurchases of $17.4 million comprising $10.9 million of premiums paid and $6.5 million from the write-off of debt issue costs related to the repurchase of TRI’s 8 1/2% senior notes discussed above. The premiums paid were included as a cash outflow from a financing activity in the Statement of Cash Flows.

Senior Secured Credit Facility of the Partnership

On July 19, 2010, the Partnership entered into an Amended and Restated Credit Agreement that replaced the Partnership’s existing variable rate Senior Secured Credit Facility with a new variable rate

Senior Secured Credit Facility due July 2015. The new Senior Secured Credit Facility increases available commitments to $1.1 billion from $958.5 million, and allows the Partnership to request increases in commitments up to an additional $300 million.

The Partnership incurred a charge of $0.8 million related to a partial write-off of debt issue costs associated with this amended and restated credit facility related to a change in syndicate members. The remaining balance in debt issue costs of $4.7 million is being amortized over the life of the amended and restated credit facility.

The new credit facility bears interest at LIBOR plus an applicable margin ranging from 2.25% to 3.5% dependent on our consolidated funded indebtedness to consolidated adjusted EBITDA ratio. The Partnership’s new credit facility is secured by substantially all of the Partnership’s assets. As of September 30, 2010, availability under the Partnership’s senior secured revolving credit facility was $245.2 million, after giving effect to $101.5 million in outstanding letters of credit.

7 7/8% Notes of the Partnership

On August 13, 2010, the Partnership closed a $250.0 million face value notes offering. These notes issued bear interest at 7 7/8% and will mature in October 2018. The net proceeds of this offering were $245.0 million, after deducting initial purchasers’ discounts and the expenses of the offering. The Partnership used the net proceeds from this offering to reduce borrowings under its senior secured credit facility.

Subsequent Event

On November 3, 2010, we amended our Holdco Loan to name our wholly-owned subsidiary, TRI, as guarantor to our obligations under the credit agreement. The operations and assets of the Partnership continue to be excluded as guarantors of the Holdco debt.

On November 5, 2010, we agreed to purchase from certain holders of the Holdco Loan $141.3 million of face value for $137.4 million, which includes estimated transaction costs of $0.4 million. Additionally, we will write off $0.9 million of associated debt issue costs.

Note 6—Convertible Participating Preferred Stock

At September 30, 2010, we had 6,409,697 shares of Series B Stock outstanding, with a liquidation value of $96.8 million. The Series B stock ranks senior to our common stock.

The holders of the Series B stock accrue dividends at an annual rate of 6% of the accreted value of the stock (purchase price plus unpaid dividends, compounded quarterly) until October 31, 2012, and thereafter at an annual rate of 14%. Cash dividends on the Series B stock are payable when declared by our Board of Directors, subject to restrictions under our debt agreements. In the event that we have paid all accrued dividends on the Series B stock, we may also pay an additional dividend, the amount of which shall reduce the purchase price of the Series B stock. During the nine months ended September 30, 2010, we paid distributions of $219.9 million to the Series B preferred shareholders and an additional $200.0 million to the common and common equivalent shareholders. The common equivalent shareholders are the holders of the Series B stock that participate ratably in such common dividend in proportion to the number of shares of common stock that would be issuable upon conversion of all shares of Series B stock on an if-converted basis.

Upon the occurrence of the liquidation, dissolution, or winding up of the Company, the holders of the Series B stock are entitled to receive an amount equal to the Series B stock’s accreted value per share (the “Series B preference amount”). If the assets and funds of the Company available for distribution exceeds the Series B preference amount, the remaining assets of the corporation are distributable ratably among the holders of the Series B stock and common stock, where each Series B holder is treated for this purpose as holding 4.92 shares of common stock for each share of Series B stock held.

The holders of the Series B stock are entitled to vote with the holders of the common stock, wherein each Series B holder is treated for this purpose as holding 4.92 shares of common stock for each share of Series B stock held.

In the case of a qualified public offering (as defined in the Series B stock certificate of designation), each share of Series B stock automatically converts into (i) a number of shares of common stock calculated by dividing the accreted value of such share of Series B stock by the initial public offering price of the common stock, less all underwriters’ discounts and commissions, plus (ii) 4.92 shares of common stock for each share of Series B stock, subject to certain adjustments.

Note 7—Partnership Units and Related Matters

On January 19, 2010, the Partnership completed a public offering of 5,500,000 common units representing limited partner interests in the Partnership (“common units”) under its existing shelf registration statement on Form S-3 (“Registration Statement”) at a price of $23.14 per common unit ($22.17 per common unit, net of underwriting discounts), providing net proceeds of $121.9 million. Pursuant to the exercise of the underwriters’ overallotment option, the Partnership sold an additional 825,000 common units, providing net proceeds of $18.3 million. In addition, we contributed $3.0 million for 129,082 common units to maintain our 2% general partner interest. The Partnership used the net proceeds from the offering for general partnership purposes, which included reducing borrowings under its senior secured credit facility.

On April 14, 2010, Targa LP Inc., a wholly-owned subsidiary of ours, closed on a secondary public offering of 8,500,000 common units of the Partnership at $27.50 per common unit. Proceeds from this offering, after underwriting discounts and commission were $224.4 million before expenses associated with the offering. This offering also triggered a mandatory prepayment on our senior secured credit agreement of $3.2 million related to TRI’s senior secured revolving credit facility and $105.6 million on TRI’s senior secured term loan facility.

On April 27, 2010, we completed the sale of our interests in the Permian and Straddle Systems to the Partnership for $420.0 million, effective April 1, 2010. This sale triggered a mandatory prepayment on TRI’s senior secured credit agreement of $152.5 million, which was paid on April 27, 2010. As part of the closing of the sale of our Permian and Straddle Systems, we amended our Omnibus Agreement with the Partnership, to continue to provide general and administrative and other services to the Partnership through April 2013.

On August 13, 2010, the Partnership completed an offering of 6,500,000 of its common units under the Registration Statement at a price of $24.80 per common unit ($23.82 per common unit, net of underwriting discounts) providing net proceeds to the Partnership of approximately $154.8 million. Pursuant to the exercise of the underwriters’ overallotment option, the Partnership sold an additional 975,000 common units, providing net proceeds of approximately $23.2 million. In addition, we contributed $3.8 million for 152,551 common units to maintain a 2% general partner interest. The Partnership used the net proceeds from this offering to reduce borrowings under its senior secured credit facility.

On August 25, 2010, we completed the sale to the Partnership of our 63% equity interest in the Versado System, effective August 1, 2010, for $247.2 million in the form of $244.7 million in cash and $2.5 million in partnership interests represented by 89,813 common units and 1,833 general partner units. The sale triggered a mandatory prepayment of $91.3 million under TRI’s senior secured credit facility. Under the terms of the Versado Purchase and Sale Agreement, Targa will reimburse the Partnership for future maintenance capital expenditures required pursuant to our New Mexico Environmental Department settlement agreement, of which our share is currently estimated at $19.0 million, to be incurred through 2011.

On September 28, 2010, we completed the sale to the Partnership of our Venice Operations, which includes Targa’s 76.8% interest in Venice Energy Services, L.L.C. (“VESCO”), for aggregate consideration of $175.6 million, effective September 1, 2010. The sale triggered a mandatory prepayment of $73.5 million under TRI’s senior secured credit facility.

The net impact of our sale of assets to the Partnership resulted in an increase to additional paid-in capital of $243.5 million and a corresponding reduction of the non-controlling interest in these assets.

The following table lists the Partnership’s distributions declared and paid in the nine months ended September 30, 2010 and 2009:

		Distributions Paid					Distributions
	For the Three	Limited Partners		General Partner			per limited
Date Paid	Months Ended	Common	Subordinated	Incentive	2%	Total	partner unit
	(In millions, except per unit amounts)

2010
August 13, 2010	June 30, 2010	$35.9	$—	$3.5	$0.8	$40.2	$0.5275
May 14, 2010	March 31, 2010	35.2	—	2.8	0.8	38.8	0.5175
February 12, 2010	December 31, 2009	35.2	—	2.8	0.8	38.8	0.5175
2009
August 14, 2009	June 30, 2009	$23.9	$—	$1.9	$0.5	$26.3	$0.5175
May 15, 2009	March 31, 2009	18.0	5.9	1.9	0.5	26.3	0.5175
February 13, 2009	December 31, 2008	18.0	6.0	1.9	0.5	26.4	0.5175

Subsequent Events of the Partnership

On October 8, 2010, we announced a cash distribution of $0.5375 per unit on our outstanding common units for the three months ended September 30, 2010. The distribution will be paid on November 12, 2010. The total distribution to be paid is $46.1 million.

Note 8—Insurance Claims

Hurricanes Katrina and Rita

Hurricanes Katrina and Rita affected certain of our Gulf Coast facilities in 2005. The final purchase price allocation of Targa’s acquisition from Dynegy in October 2005 included an $81.1 million receivable for insurance claims related to property damage caused by Hurricanes Katrina and Rita. Prior to nine months ended September 30, 2009, expenditures related to these hurricanes included $0.4 million capitalized as improvements. The insurance claim process is now complete with respect to Hurricanes Katrina and Rita for property damage and business interruption insurance.

Hurricanes Gustav and Ike

Certain of our Louisiana and Texas facilities sustained damage and had disruption to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $19.3 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. During 2009, the estimate was reduced by $3.7 million.

During the nine months ended September 30, 2010, expenditures related to the hurricanes included $.8 million for previously accrued repair costs. During the nine months ended September 30, 2009, expenditures related to the hurricanes included $32.8 million for repairs and $7.5 million for improvements.

Note 9—Derivative Instruments and Hedging Activities

Commodity Hedges

In an effort to reduce the variability of our cash flows we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (floors).

We have tailored our hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of our physical equity volumes. Our NGL hedges cover baskets of ethane, propane, normal butane, iso-butane and natural gasoline based upon our expected equity NGL composition, as well as specific NGL hedges of ethane and propane. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, our NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Mid-Continent, Waha and Permian Basin (El Paso), which closely approximate our actual NGL and natural gas delivery points.

We hedge a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude, which approximates the prices received for condensate. This necessarily exposes us to a market differential risk if the NYMEX futures do not move in exact parity with the sales price of our underlying West Texas condensate equity volumes.

At September 30, 2010, the notional volumes of our commodity hedges were:

Commodity	Instrument	Unit	2010	2011	2012	2013

Natural Gas	Swaps	MMBtu/d	36,146	30,100	23,100	8,000
NGL	Swaps	Bbl/d	9,064	7,000	4,650	—
NGL	Floors	Bbl/d	—	253	294	—
Condensate	Swaps	Bbl/d	851	750	400	400

Interest Rate Swaps

As of September 30, 2010, the Partnership had $753.3 million outstanding under its credit facility, with interest accruing at a base rate plus an applicable margin. In order to mitigate the risk of changes in cash flows attributable to changes in market interest rates the Partnership has entered into interest rate swaps and interest rate basis swaps that effectively fix the base rate on $300.0 million in borrowings as shown below:

Period	Fixed Rate	Notional Amount	Fair Value

Remainder of 2010	3.67%	300 million	$(2.6)
2011	3.52%	300 million	(7.7)
2012	3.38%	300 million	(7.9)
2013	3.39%	300 million	(5.8)
01/01—4/24/2014	3.39%	300 million	(2.0)

			$(26.0)

All interest rate swaps and interest rate basis swaps have been designated as cash flow hedges of variable rate interest payments on borrowings under the Partnership’s credit facility.

The following schedules reflect the fair values of derivative instruments in our financial statements:

	Asset Derivatives			Liability Derivatives
	Balance	Fair Value as of		Balance	Fair Value as of
	Sheet	September 30,	December 31,	Sheet	September 30,	December 31,
	Location	2010	2009	Location	2010	2009

Derivatives designated as hedging instruments
Commodity contracts	Current assets	$37.3	$31.6	Current liabilities	$12.2	$20.7
	Long-term assets	27.5	11.7	Long-term liabilities	11.0	39.1
Interest rate contracts	Current assets	—	0.2	Current liabilities	8.0	8.0
	Long-term assets	—	1.9	Long-term liabilities	18.0	4.7

Total derivatives designated as hedging instruments		64.8	45.4		49.2	72.5

Derivatives not designated as hedging instruments
Commodity contracts	Current assets	0.6	1.1	Current liabilities	0.3	0.5
	Long-term assets	—	0.2	Long-term liabilities	—	—

Total derivatives not designated as hedging instruments		0.6	1.3		0.3	0.5

Total derivatives		$65.4	$46.7		$49.5	$73.0

The following tables reflect amounts recorded in OCI and amounts reclassified from OCI to revenue and expense:

	Gain (Loss)
	Recognized in OCI
	on Derivatives
	(Effective Portion)
Derivatives in Cash Flow	Nine Months Ended September 30,
Hedging Relationships	2010	2009

Interest rate contracts	$(23.5)	$(7.8)
Commodity contracts	88.1	(43.7)

	$64.6	$(51.5)

	Gain (Loss)
	Reclassified from OCI
	into Income
Location of Gain (Loss)	(Effective Portion)
Reclassified from	Nine Months Ended September 30,
OCI into Income	2010	2009

Interest expense, net	$8.4	$12.4
Revenues	8.0	59.1

	$16.4	$71.5

	Amount of
	Gain (Loss)
	Recognized in Income on
	Derivatives
	(Ineffective Portion)
	Nine Months Ended September 30,
Location of Gain (Loss)	2010	2009

Revenues	$0.1	$(0.6)

Our earnings are also affected by the use of the mark-to-market method of accounting for our derivative financial instruments that do not qualify for hedge accounting or that have not been designated as hedges. The changes in fair value of these instruments are recorded on the balance sheets and through earnings (i.e., using the “mark-to-market” method) rather than being deferred until the anticipated transaction affects earnings. The use of mark-to-market accounting for financial instruments can cause non-cash earnings volatility due to changes in the underlying commodity price indices.

		Amount of Gain (Loss)
		Recognized in Income on Derivatives
	Location of Gain (Loss)	Nine Months Ended
Derivatives Not Designated as	Recognized in Income	September 30,
Hedging Instruments	on Derivatives	2010	2009

Realized gain (loss) on commodity contracts	Revenues	$(0.9)	$(3.0)
Realized gain (loss) on commodity contracts	Other income (expense)	(0.4)	0.8

		$(1.3)	$(2.2)

The following table shows the unrealized gains (losses) included in OCI:

	September 30,	December 31,
	2010	2009

Unrealized net gain (loss) on commodity hedges	$31.6	$(29.4)

Unrealized net gain (loss) on interest rate hedges	$(24.2)	$(3.1)

As of December 31, 2009, AOCI consisted of $29.4 million ($18.3 million, net of tax) of unrealized net losses on commodity hedges, and $3.1 million ($1.9 million, net of tax) of unrealized net losses on interest rate hedges.

As of September 30, 2010, AOCI consisted of $31.6 million ($20.4 million, net of tax) of unrealized net gains on commodity hedges, and $24.2 million ($20.4 million, net of tax) of unrealized net losses on interest rate hedges. Deferred net gains of $25.0 million on commodity hedges and deferred net losses of $7.4 million on interest rate hedges recorded in AOCI are expected to be reclassified to revenues from third parties and interest expense during the next twelve months.

We have deferred losses primarily related to the Partnership’s 2008 termination of certain out-of-the-money natural gas and NGL commodity swaps. During the nine months ending September 30, 2010 deferred net losses of $22.2 million were reclassified from AOCI as a non-cash reduction of revenue. During the nine months ending September 30, 2009 deferred net losses of $13.7 million were reclassified from AOCI as a non-cash reduction of revenue.

See Note 10, Note 13 and Note 17 for additional disclosures related to derivative instruments and hedging activity.

Note 10—Related Party Transactions

Relationship with Warburg Pincus LLC

Two of the directors of Targa are Managing Directors of Warburg Pincus LLC and are also directors of Broad Oak Energy, Inc. (“Broad Oak”) from whom we buy natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak. During the nine months ended September 30, 2010, we purchased $29.4 million of product from Broad Oak. During the nine months ended September 30, 2009, we purchased $5.7 million of product from Broad Oak.

A Targa director is also a director of Antero Resources Corporation (“Antero”) from whom we buy natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Antero. We purchased $0.1 million of product from Antero during the nine months ended September 30, 2010 and 2009. These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Relationship with Maritech Resources, Inc.

One of the directors of the General Partner of the Partnership is also a director of Tetra Technologies, Inc. (“Tetra”). Maritech Resources, Inc. (“Maritech”) is a subsidiary of Tetra. During the nine months ended September 30, 2010, we purchased $2.5 million of product from Maritech. During the nine months ended September 30, 2009, we purchased $0.7 million of product from Maritech. These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Relationships with Bank of America (“BofA”)

Equity.  BofA currently holds a 6.5% equity interest in Targa.

Financial Services.  BofA is a lender and the administrative agent under our existing senior secured credit facilities. Additionally, BofA is a lender and the administrative agent under the Partnership’s senior secured credit facility.

Commodity hedges.  We have previously entered into various commodity derivative transactions with BofA. As of September 30, 2010, the fair value of these open positions was an asset of $0.9 million. During the nine months ended September 30, 2010 we received from BofA $2.1 million in commodity derivative settlements. During the nine months ended September 30, 2009 we received $44.1 million from BofA to settle payments due under hedge transactions.

We had the following open commodity derivatives with BofA as of September 30, 2010:

Period	Commodity	Daily Volumes	Average Price		Index

Oct 2010—Dec 2010	Natural Gas	3,289 MMBtu	$7	.39 per MMBtu	WAHA_IF
Oct 2010—Dec 2010	Condensate	181 Bbl	$69	.28 per Bbl	WTI

Commercial Relationships.  Our product sales and product purchases with BofA were:

	Nine Months Ended
	September 30,
	2010	2009

Included in revenues	$20.9	$29.1
Included in costs and expenses	3.2	1.0

Note 11—Commitments and Contingencies

Environmental

For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Environmental reserves do not reflect management’s assessment of any insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.

Our environmental liability at September 30, 2010 and December 31, 2009 was $1.8 million and $3.2 million. Our September 30, 2010 liability consisted of $0.2 million for gathering system leaks, $1.5 million for ground water assessment and remediation, and $0.1 million for the gas processing plant environmental violations.

In May 2007, the New Mexico Environment Department (“NMED”) alleged air emissions violations at the Eunice, Monument and Saunders gas processing plants operated by Targa Midstream Services Limited Partnership and owned by Versado Gas Processors, LLC (“Versado”), which were identified in the course of an inspection of the Eunice plant conducted by the NMED in August 2005.

Subsequent event.  In January 2010, Versado settled the alleged violations with NMED for a penalty of approximately $1.5 million. As part of the settlement, Versado agreed to install two acid gas injection wells, additional emission control equipment and monitoring equipment, the cost of which we estimate to be approximately $33.4 million.

Legal Proceedings

We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business that have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows, except for the items more fully described below.

On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including TRI Resources Inc. and two other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU System from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. In October 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. In February 2010, the 14th Court of Appeals affirmed the District Court’s final judgment in favor of defendants in its entirety. WTG’s appeal is pending before the Texas Supreme Court, and Targa intends to contest the appeal, but can give no assurances regarding the outcome of the proceeding. We have agreed to indemnify the Partnership for any claim or liability arising out of the WTG suit.

Note 12—	Fair Value of Financial Instruments

We have determined the estimated fair values of assets and liabilities classified as financial instruments using available market information and valuation methodologies described below. We apply considerable judgment when interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying value of the senior secured revolving credit facility approximates its fair value, as its interest rate is based on prevailing market rates. The fair value of the senior unsecured notes is based on quoted market prices based on trades of such debt.

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included in our financial statements are stated at fair value.

The carrying amounts and fair values of our other financial instruments are as follows as of the dates indicated:

	September 30, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Holdco loan facility(1)	$230.2	$230.2	$385.4	$278.9
Senior secured term loan facility, due 2012(2)	—	—	62.2	61.9
Senior unsecured notes, 8 1/2% fixed rate(3)	—	—	250.0	259.2
Senior unsecured notes of the Partnership, 8 1/4% fixed rate	209.1	220.6	209.1	206.5
Senior unsecured notes of the Partnership, 11 1/4% fixed rate	231.3	266.0	231.3	253.5
Senior unsecured notes of the Partnership, 7 7/8% fixed rate	250.0	261.6	—	—

(1)	We are unable to obtain an indicative quote for our Holdco loan facility.

(2)	The carrying amount of the debt as of December 31, 2009 approximates the fair value as the variable rate is periodically reset to prevailing market rates.

(3)	The fair value as of December 31, 2009 represents the value of the last trade of the year which occurred on December 9, 2009. On January 5, 2010 we paid $264.7 million to complete a cash tender offer for all outstanding aggregate principal amount plus accrued interest of $3.8 million.

Note 13—	Fair Value Measurements

We categorize the inputs to the fair value of our financial assets and liabilities using a three-tier fair value hierarchy that prioritizes the significant inputs used in measuring fair value:

•	Level 1—observable inputs such as quoted prices in active markets;

•	Level 2—inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain counterparties. We determine the value of our derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold.

The following tables present the fair value of our financial assets and liabilities according to the fair value hierarchy. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	September 30, 2010
	Total	Level 1	Level 2	Level 3

Assets from commodity derivative contracts	$65.4	$—	$64.3	$1.1
Assets from interest rate derivatives	—	—	—	—

Total assets	$65.4	$—	$64.3	$1.1

Liabilities from commodity derivative contracts	$23.5	$—	$21.2	$2.3
Liabilities from interest rate derivatives	26.0	—	26.0	—

Total liabilities	$49.5	$—	$47.2	$2.3

	December 31, 2009
	Total	Level 1	Level 2	Level 3

Assets from commodity derivative contracts	$44.7	$—	$44.7	$—
Assets from interest rate derivatives	2.1	—	2.1	—

Total assets	$46.8	$—	$46.8	$—

Liabilities from commodity derivative contracts	$60.4	$—	$46.7	$13.7
Liabilities from interest rate derivatives	12.7	—	12.7	—

Total liabilities	$73.1	$—	$59.4	$13.7

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity
Derivative Contracts

Balance, December 31, 2009	$(13.7)
Unrealized gains included in OCI	12.2
Settlements	0.3

Balance, September 30, 2010	$(1.2)

Note 14—	Income Taxes

On April 14, 2010, Targa LP Inc. closed on a secondary public offering of 8,500,000 common units of the Partnership. The direct tax effect of the change in ownership interest in the Partnership as a result of the secondary public offering was recorded as a reduction in shareholders’ equity of $79.1 million, an increase in current tax liability of $41.9 million and an increase in deferred tax liability of $37.2 million. There was no tax impact on consolidated net income as a result of the secondary public offering.

On April 27, 2010, Targa sold its interests in the Permian and Straddle Systems to the Partnership. On September 28, 2010, Targa sold its interests in the Venice Operations to the Partnership. Under applicable accounting principles, the tax consequences of transactions with common control entities are not to be reflected in pre-tax income. Consequently, there was no tax impact on consolidated pre-tax net income as a result of the sale of the Permian and Straddle Systems and the Venice Operations. The tax effect of these sales was recorded as an increase in other long term assets of $65.9 million, to be amortized over the remaining book life of the underlying assets, an increase in current tax liability of $93.7 million, a decrease in deferred tax liability of $26.1 million and an increase in current tax expense of $1.7 million.

Note 15—Supplemental Cash Flow Information

Supplemental cash flow information was as follows for the periods indicated:

	Nine Months Ended
	September 30,
	2010	2009

Cash:
Interest paid	$99.4	$50.2
Income taxes paid	52.7	1.0
Non-cash:
Inventory line-fill transferred to property, plant and equipment	0.4	9.8

Note 16—Segment Information

Our operations are presented under four reportable segments: (1) Field Gathering and Processing, (2) Coastal Gathering and Processing, (3) Logistics Assets, and (4) Marketing and Distribution. The financial results of our hedging activities are reported in Other.

The Natural Gas Gathering and Processing division includes assets used in the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities. The Field Gathering and Processing segment assets are located in North Texas and the Permian Basin and the Coastal Gathering and Processing segment assets are located in the onshore region of the Louisiana Gulf Coast and the Gulf of Mexico.

The NGL Logistics and Marketing division is also referred to as our Downstream Business. It includes all the activities necessary to convert raw natural gas liquids into NGL products, market the finished products and provide certain value added services.

The Logistics Assets segment is involved in transporting and storing mixed NGLs and fractionating, storing, and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our gathering and processing segments and are predominantly located in Mont Belvieu, Texas and Southwestern Louisiana.

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes (1) marketing our own natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to us from our Gathering and Processing segments and the purchase and resale of natural gas in selected United States markets.

The Other segment contains the results of our derivatives and hedging transactions. Eliminations of inter-segment transactions are reflected in the eliminations column.

Our reportable segment information is shown in the following tables:

	Nine Months Ended September 30, 2010
	Field	Coastal
	Gathering	Gathering		Marketing		Corporate
	and	and	Logistics	and		and
	Processing	Processing	Assets	Distribution	Other	Eliminations	Total

Third party revenues	$160.5	$351.2	$61.6	$3,361.2	$7.6	$(0.1)	$3,942.0
Intersegment revenues	793.4	565.5	61.8	380.3	—	(1,801.0)	—

Total revenues	$953.9	$916.7	$123.4	$3,741.5	$7.6	$(1,801.1)	$3,942.0

Operating margin	$176.9	$75.8	$54.8	$48.9	$7.6	$—	$364.0

Other financial information:
Total assets	$1,627.7	$452.2	$432.7	$426.4	$65.4	$455.5	$3,459.9

	Nine Months Ended September 30, 2009
	Field	Coastal
	Gathering	Gathering		Marketing		Corporate
	and	and	Logistics	and		and
	Processing	Processing	Assets	Distribution	Other	Eliminations	Total

Third party revenues	$134.5	$271.4	$52.9	$2,627.1	$59.0	$0.1	$3,145.0
Intersegment revenues	530.8	343.8	57.5	229.4	—	(1,161.5)	—

Total Revenues	$665.3	$615.2	$110.4	$2,856.5	$59.0	$(1,161.4)	$3,145.0

Operating margin	$123.8	$52.1	$48.0	$54.5	$59.0	$—	$337.4

Other financial information:
Total assets	$1,746.4	$476.5	$412.7	$394.2	$86.6	$156.6	$3,273.0

Note 17—Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

We operate in the midstream energy industry. Our business activities include gathering, transporting, processing, fractionating and storage of natural gas and NGLs. Our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, condensate and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of natural gas, NGLs and condensate transported, gathered or processed at our facilities. A material decrease in natural gas or condensate production or condensate refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and condensate handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, as well as changes in interest rates. The fair value of our commodity and interest rate derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Commodity Price Risk.  A majority of the revenues from our natural gas gathering and processing business are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged.

In an effort to reduce the variability of our cash flows we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, we typically limit our use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. We utilize purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. Our commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Interest Rate Risk.  We are exposed to changes in interest rates, primarily as a result of our variable rate borrowings under our credit facility. In an effort to reduce the variability of our cash flows, we have entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of our variable rate debt is effectively fixed for the term of each agreement.

Counterparty Risk—Credit and Concentration

Derivative Counterparty Risk

Where we are exposed to credit risk in our financial instrument transactions, management analyzes the counterparty’s financial condition prior to entering into an agreement, establishes credit and/or margin limits and monitors the appropriateness of these limits on an ongoing basis. Generally, management does not require collateral and does not anticipate nonperformance by our counterparties.

We have agreements with all of our hedge counterparties that allow us to net settle asset and liability positions with the same counterparties. As of September 30, 2010, we had $19.7 million in liabilities to offset the default risk of counterparties with which we also had asset positions of $41.9 million as of that date. Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.

As of September 30, 2010, affiliates of Barclays, Goldman Sachs and BP accounted for 47%, 20% and 18% of our net counterparty credit exposure related to commodity derivative instruments. Goldman Sachs and Barclays are major financial institutions or corporations, BP is a major industrial company, each possessing investment grade credit ratings based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.

Customer Credit Risk

We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use prepayments and guarantees to limit credit risk to ensure that our established credit criteria are met.

Significant Commercial Relationships

We are exposed to concentration risk when a significant customer or supplier accounts for a significant portion of our business activity. We have not had a material change in the make-up of our customers or suppliers during the nine months ended September 30, 2010.

Casualty or Other Risks

We maintain coverage in various insurance programs on our behalf, which provides us with property damage, business interruption and other coverages which are customary for the nature and scope of our operations. A portion of the costs of these insurance programs is allocated to the Partnership by us pursuant to the Omnibus Agreement between the Partnership and us.

Note 18—	Stock and Other Compensation Plans

Stock Option Plan

As discussed in our annual financial statements, our 2005 Incentive Compensation Plan (“the Plan”) grants options to purchase a fixed number of shares of our stock to our employees, directors and consultants. Generally, options granted under the Plan have a vesting period of four years and remain exercisable for ten years from the date of grant.

The following table shows stock activity for the period indicated:

Number of
Options

Outstanding at December 31, 2009	2,215,442
Granted	46,018
Exercised	(1,189,863)
Forfeited	(24,966)

Outstanding at September 30, 2010	1,046,631

In connection with TRI’s extraordinary special distribution of dividends to our common and common equivalent shareholders (Note 6) in May 2010, we reduced the strike price on all of our outstanding options by $5.63. This reduction is considered an award modification for accounting purposes, therefore, we redetermined the fair value of the options immediately following the reduction. The modification did not result in any additional compensation expense.

Note 19—	Revenue Reclassification

During 2009, we reclassified NGL marketing fractionation and other service fees to revenues that were originally recorded in product purchase costs. This reclassification had no impact on our income from operations, net income, financial position or cash flows. For the nine months ended September 30, 2009, the adjustment was $18.6 million.

Note 20 —	Subsequent Events

Distribution to Series B Shareholders

On November 22, 2010, we paid an $18.0 million distribution to the Series B preferred shareholders. The cash distribution represents a portion of the accreted value of the Series B stock included in our September 30, 2010 balance sheet.

Initial Public Offering

In connection with our initial public offering (“IPO”) completed on December 10, 2010, the following occurred:

•	On December 6, 2010, the pricing of our common shares being sold in our IPO was set at $22.00 per common share, less underwriting discounts and commissions of $1.21 per common share, providing net proceeds to the selling stockholders of $20.79 per common share. We received no proceeds from this offering.

•	On December 6, 2010, our Board of Directors approved a 1 for 2.03 reverse stock split of our common stock and a proportional adjustment to the existing conversion ratio for the Series B Stock upon the pricing of our common shares in connection with our IPO. On December 10, 2010, the reverse stock split was effected. All share amounts in our financial statements including the options and restricted share amounts included in Note 18 on restricted shares in our financial statements have been retrospectively adjusted to account for the impact of this reverse stock split.

•	On December 6, 2010, the Compensation Committee approved initial awards of an aggregate 1.35 million shares of restricted stock under the New Incentive Plan to employees, including our named executive officers. Additionally, the Compensation Committee approved a bonus award of 556,514 common shares and $3 million cash to the executive team in connection with the IPO. The incentive awards related to our IPO will result in approximately $14.2 million in additional compensation expense that will be recorded in the fourth quarter of 2010. These awards were granted on December 10, 2010.

•	On December 10, 2010, all of our Series B stock converted to common stock in based on (a) a conversion ratio of one share of our Series B stock to 4.92 shares of our Common Stock plus (b) the accreted value per share of the Series B stock divided by the IPO price after deducting underwriter discounts and commissions.

•	On December 10, 2010, the Underwriters of our IPO exercised their option to purchase an additional 2,456,250 common shares from certain selling shareholders. This over-allotment exercise was also at the $22.00 per common share price, less underwriting discounts and commissions of $1.21 per common share, providing net proceeds to the selling stockholders of $20.79 per common share. We received no proceeds from this offering.

•	Certain assets that were spun-off to the existing shareholders prior to the close of our IPO on December 10, 2010 had an associated project abandonment charge of $5.6 million in 2009 and an asset impairment of $5.9 million in the third quarter of 2010.

Note 21 —	Pro Forma Information

Pro Forma Balance Sheet

The Pro Forma Balance Sheet presents our cash, Series B stock and stockholders’ equity balances as though the $18.0 million distribution to the Series B shareholders and the conversion of the remaining Series B stock into shares of common stock on a one to 4.92 basis had occurred as of September 30, 2010.

Pro Forma Earnings per Share for Preferred Conversion

Pro forma basic and diluted net income per share of common stock has been computed to give effect to the assumed conversion of the Series B stock into common stock as if it had occurred at the beginning of the period. The unaudited pro forma basic and diluted net loss per share does not give effect to the issuance of shares under the new long term incentive plan that occurred in connection with the initial public offering nor does it give effect to potential dilutive securities where the impact would be anti-dilutive. Also, the numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove the dividends on Series B stock and distributions to common equivalents as these events would not have occurred if the conversion of the Series B stock to common shares had occurred at the beginning of the period.

The following table sets forth the computation of our pro forma basic and diluted net loss per share of common stock (in millions, except per share amounts):

Nine Months
Ended
September 30,
2010

Net loss available to common shareholders (historical)	$(193.4)
Dividends on Series B Preferred Stock	8.4
Distributions to common equivalents	177.8

Net loss attributable to Targa Resources Corp.	$(7.2)

Weighted average shares used in computing net loss per common share, basic and diluted	4.4
Pro forma share adjustments to reflect conversion of Series B stock	35.4

Weighted average shares used in computing pro forma net loss per common share, basic and diluted	39.8

Pro forma net loss per share of common stock, basic and diluted	$(0.18)